                                                                   EXHIBIT 10.21


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             CMS ENERGY CORPORATION

                            CMS MERGING CORPORATION

                           WALTER INTERNATIONAL, INC.

                                J.C. WALTER, JR.

                                J.C. WALTER III

                              CAROLE WALTER LOOKE

                               F. FOX BENTON, JR.

                                 GORDON A. CAIN

                        THE CAIN 1988 DESCENDANTS TRUST

                               WILLIAM C. OEHMIG

                 PRUDENTIAL-BACHE ENERGY GROWTH FUND, L.P. G-2

                 PRUDENTIAL-BACHE ENERGY GROWTH FUND, L.P. G-3

                 PRUDENTIAL-BACHE ENERGY GROWTH FUND, L.P. G-4

                               F. FOX BENTON III

                               HOWARD A. CHAPMAN

                                   G.W. FRANK

                                ROBERT D. JOLLY

                                      AND

                               ARTHUR L. SMALLEY



                _______________________________________________




                          Dated as of January 24, 1995
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                               TABLE OF CONTENTS



                                  ARTICLE I

                                 THE MERGER.........................    2

Section 1.1.    The Merger..........................................    2
Section 1.2.    Filing Articles of Merger and
                  Effectiveness.....................................    3
Section 1.3.    Effects of the Merger...............................    3
Section 1.4.    Articles of Incorporation, By-Laws,
                  Directors and Officers............................    3
Section 1.5.    Further Assurances..................................    3

                                  ARTICLE II

                                 CONVERSION OF SHARES...............    3

Section 2.1.    Conversion of Securities............................    3
Section 2.2.    Walter Consolidated Net
                  Working Capital...................................    7
Section 2.3.    Walter Debt to be Retained and
                  Walter Debt to be Discharged......................    7
Section 2.4.    Payment of Cash and Delivery
                  of Certificates...................................    8
Section 2.5.    Dividends and Distributions.........................    9
Section 2.6.    Fractional Shares...................................   10
Section 2.7.    Changes in CMS Common Stock.........................   10

                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                      OF THE STOCKHOLDERS, THE PREFERRED
                      STOCKHOLDERS AND THE WARRANTHOLDERS...........   11

Section 3.1.    Organization of Walter..............................   11
Section 3.2.    Subsidiaries and Investments........................   11
Section 3.3.    Capitalization......................................   12
Section 3.4.    Authority...........................................   14
Section 3.5.    Financial Statements................................   16
Section 3.6.    Operations Since Unaudited Balance
                  Sheet Date........................................   17
Section 3.7.    No Undisclosed Liabilities..........................   19
Section 3.8.    Taxes...............................................   19
Section 3.9.    Condition of Tangible Assets........................   23
Section 3.10.   Title to Property...................................   23
Section 3.11.   Availability and Ownership of Assets................   23
Section 3.12.   Personal Property Leases............................   24
Section 3.13.   Accounts Receivable.................................   24
Section 3.14.   Intellectual Property...............................   24
Section 3.15.   Owned Real Property.................................   26
Section 3.16.   Leased Real Property................................   26






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                                                                      Page
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Section 3.17.   Obligations; Litigation.............................   27
Section 3.18.   Amoco Stock Purchase Agreement......................   27
Section 3.19.   Compliance with Laws................................   27
Section 3.20.   Permits.............................................   28
Section 3.21.   Insurance...........................................   28
Section 3.22.   Employee Benefit Plans..............................   29
Section 3.23.   Employees and Agents and Related
                  Agreements........................................   30
Section 3.24.   Employee Relations and Labor Matters................   31
Section 3.25.   Absence of Certain Business Practices...............   31
Section 3.26.   Territorial Restrictions............................   32
Section 3.27.   Transactions with Certain Persons...................   32
Section 3.28.   No Finder...........................................   33
Section 3.29.   Environmental Matters...............................   33
Section 3.30.   Contracts...........................................   34
Section 3.31.   No Guaranties; Extensions of Credit.................   35
Section 3.32.   Gas Imbalances; Production Rights
                  and Obligations...................................   36
Section 3.33.   Net Revenue Interests and Cost and
                  Expense Bearing Interests.........................   36
Section 3.34.   CMS Common Shares...................................   38
Section 3.35.   Disclosure..........................................   38

                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF CMS ENERGY........   38

Section 4.1.    Organization of CMS Energy..........................   38
Section 4.2.    Authority...........................................   39
Section 4.3.    Shares of CMS Common Stock..........................   40
Section 4.4.    Capitalization......................................   40
Section 4.5.    Operations Since September 30, 1994.................   41
Section 4.6.    Compliance with Laws................................   41
Section 4.7.    SEC Documents.......................................   41
Section 4.8.    No Finder...........................................   42

                                  ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SUB...........   42

Section 5.1.    Organization and Standing...........................   42
Section 5.2.    Capital Structure...................................   42
Section 5.3.    Authority...........................................   42






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                                                                      Page
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                                 ARTICLE VI


                    ACTIONS PRIOR TO THE EFFECTIVE DATE.............   43

Section 6.1.    Issuance of CMS Common Shares.......................   43
Section 6.2.    Action by Stockholders of Walter....................   43
Section 6.3.    Amoco Stock Purchase Agreement......................   43
Section 6.4.    Investigation of Walter.............................   43
Section 6.5.    Lawsuits, Proceedings, Etc..........................   44
Section 6.6.    Conduct of Business by Walter
                  Pending the Merger................................   44
Section 6.7.    Mutual Cooperation;
                  Reasonable Best Efforts...........................   48
Section 6.8.    No Public Announcement..............................   48
Section 6.9.    No Solicitation.....................................   48
Section 6.10.   Antitrust Law Compliance............................   49
Section 6.11.   Termination of Stockholders'
                  Agreement and ORR Plan............................   49
Section 6.12.   Subsequent Financial Statements.....................   49
Section 6.13.   Exercise or Cancellation of Warrants................   49
Section 6.14.   Stock Purchase Agreements...........................   50
Section 6.15.   Substitution on Office Lease........................   50

                                 ARTICLE VII

                    ADDITIONAL COVENANTS AND AGREEMENTS.............   50

Section 7.1.    Tax-Free Nature; Tax Consequences...................   50
Section 7.2.    Taxes...............................................   52
Section 7.3.    Repayment of Debt...................................   56
Section 7.4.    Resale of CMS Common Shares.........................   56
Section 7.5.    Claims of Preferred Stockholders....................   56
Section 7.6.    Claims of Walter and the Stockholders...............   57

                                ARTICLE VIII

                         CONDITIONS PRECEDENT TO OBLIGATIONS
                               OF CMS ENERGY AND SUB................   57

Section 8.1.    No Misrepresentation or Breach
                  of Covenants and Warranties.......................   57
Section 8.2.    No Material Adverse Effect..........................   58
Section 8.3.    Opinions of Counsel for Walter, the
                  Stockholders and the Preferred
                  Stockholders......................................   58
Section 8.4.    No Injunctions or Restraints........................   58
Section 8.5.    Necessary Governmental Approvals....................   58
Section 8.6.    Necessary Consents..................................   58
Section 8.7.    Effectiveness of Registration Statement.............   59
Section 8.8.    Listing of CMS Common Shares........................   59






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                                                                      Page
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Section 8.9.    Stockholder Action..................................   59
Section 8.10.   Dissenting Stockholders.............................   59
Section 8.11.   Inter-Purchaser Agreement...........................   59
Section 8.12.   Closing of the Amoco Stock
                  Purchase Agreement................................   59
Section 8.13.   Resignations of Certain Employees...................   60
Section 8.14.   Warrants to Acquire Walter Common Stock.............   60
Section 8.15.   Resignations of Walter Directors
                  and Officers......................................   60
Section 8.16.   Amoco Consent.......................................   60
Section 8.17.   OPIC Consent........................................   60
Section 8.18.   NOMECO Lenders' Consent.............................   60
Section 8.19.   Walter Debt to be Discharged........................   61
Section 8.20.   Warrantholder Notes.................................   61
Section 8.21.   Walter Congo Note...................................   61
Section 8.22.   ORR Plan............................................   61

                                 ARTICLE IX

                         CONDITIONS PRECEDENT TO OBLIGATIONS
                           OF WALTER AND THE STOCKHOLDERS...........   61

Section 9.1.    No Misrepresentation or Breach
                  of Covenants and Warranties.......................   61
Section 9.2.    No Material Adverse Effect..........................   62
Section 9.3.    No Injunctions or Restraints........................   62
Section 9.4.    Opinions of Counsel for CMS Energy
                  and Sub...........................................   62
Section 9.5.    Necessary Governmental Approvals....................   62
Section 9.6.    Effectiveness of Registration Statement.............   63
Section 9.7.    Listing of CMS Common Shares........................   63
Section 9.8.    Stockholder Action..................................   63
Section 9.9.    Necessary Consents..................................   63
Section 9.10.   Office Lease Guarantor..............................   63

                                  ARTICLE X

                                 INDEMNIFICATION; SURVIVAL..........   63

Section 10.1.   Indemnification by the Stockholders.................   63
Section 10.2.   Indemnification by CMS Energy
                  and the Surviving Corporation.....................   65
Section 10.3.   Notice of Claims....................................   66
Section 10.4.   Third Party Claims..................................   67
Section 10.5.   Exclusive Remedy....................................   68
Section 10.6.   Survival of Obligations.............................   68
Section 10.7.   Update of the Representations
                  and Warranties....................................   68
Section 10.8.   Adjustment to Consideration.........................   70






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                                                                       Page
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                                 ARTICLE XI

                                           TERMINATION..............   70

Section 11.1.   Termination.........................................   70

                                 ARTICLE XII

                                     OTHER PROVISIONS...............   71

Section 12.1.   Confidential Nature of Information..................   71
Section 12.2.   Fees and Expenses...................................   71
Section 12.3.   Notices.............................................   71
Section 12.4.   Definitions.........................................   73
Section 12.5.   Partial Invalidity..................................   74
Section 12.6.   Successors and Assigns..............................   74
Section 12.7.   Execution in Counterparts...........................   74
Section 12.8.   Titles and Headings.................................   74
Section 12.9.   Schedules and Exhibits..............................   74
Section 12.10.  Entire Agreement; Amendments and
                  Waivers; Assignment...............................   75
Section 12.11.  Independent Investigation and Scope
                  of Representations................................   75
Section 12.12.  Governing Law; Arbitration..........................   76
Section 12.13.  No Third-Party Beneficiaries........................   76


                                  EXHIBITS

Exhibit A     Plan of Merger
Exhibit B     Alba Partnership documents
Exhibit C     El Franig Partnership documents
Exhibit D     Forms of Opinions of Vinson & Elkins, L.L.P.
Exhibit E     Form of Opinion of Jones, Walker, Waechter, Poitevant, Carrere &
              Denegre L.L.P.
Exhibit F     Form of Inter-Purchaser Agreement
Exhibit G     Form of Opinion of Denise Sturdy, Esq.


                                  SCHEDULES

Schedule 3.2             Subsidiaries, Capital Stock, State of Organization and
                         Jurisdiction
Schedule 3.3(a)          Owners of Walter Common and Preferred Stock and
                         Warrants
Schedule 3.3(b)          Other Restrictions on Walter Common and Preferred Stock
Schedule 3.3(c)          Liens on Shares of Capital Stock
Schedule 3.3(d)          Liens on Partnerships, Joint Ventures and Other
                         Interests





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Schedule 3.4(a)    Agreements Requiring Consents
Schedule 3.5 Adjustments to Unaudited Balance Sheet and Statement of Income as of June 30, 1994
Schedule 3.6(a)    Material Adverse Changes Since June 30, 1994
Schedule 3.6(b)    Actions Not in the Ordinary Course of Business Since
                   June 30, 1994
Schedule 3.7       Undisclosed Liabilities since June 30, 1994
Schedule 3.8(a)    Tax Returns
Schedule 3.8(b)    Net Operating Losses
Schedule 3.8(c)    Estimated Loss from January 1, 1994 through June 30, 1994
Schedule 3.9       Condition of Assets
Schedule 3.10      Liens on Material Assets
Schedule 3.12      Personal Property Leases
Schedule 3.14      Intellectual Property
Schedule 3.15      Owned Real Property
Schedule 3.16      Leased Real Property
Schedule 3.17      Material Obligations, Litigation Disputes
Schedule 3.19      Compliance with Laws
Schedule 3.20      Permits
Schedule 3.21      Insurance
Schedule 3.22(a)   Employee Plans
Schedule 3.22(d)   Plans with Jurisdictions
Schedule 3.22(f)   Outside the United States Plans Not Covered by ERISA
Schedule 3.23(a) Employment/Consulting Agreements/Non-Compete Agreements Not Terminable on 30 Days Notice, Deferred Compensation
Schedule 3.23(b)   Employee/Consultants with Compensation Greater than $50,000
Schedule 3.24(b)   Collective Bargaining Agreement
Schedule 3.26      Third Party Restrictions on Conduct of Business
Schedule 3.27      Transactions with Affiliates, Stockholders, Officers or
                   Directors
Schedule 3.30      Contracts
Schedule 3.31      Guaranties
Schedule 3.32      Production Contracts/Product Sales
Schedule 3.33      Wells
Schedule 3.33(a)   Cash Flow Statements
Schedule 7.3       Walter Debt to be Discharged as of the Effective Time
Schedule 12.4      Knowledge of Walter





                                     - vi -
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                          AGREEMENT AND PLAN OF MERGER


                AGREEMENT AND PLAN OF MERGER, dated as of January 24, 1995
(this "Agreement"), among CMS Energy Corporation, a Michigan corporation
("CMS Energy"), CMS Merging Corporation, a Texas corporation and a wholly-owned Subsidiary of CMS Energy ("Sub"), Walter International, Inc., a Texas corporation ("Walter" and, together with Sub, the "Constituent Corporations"), J.C. Walter, Jr., ("J.C. Walter"), J.C. Walter III ("J.C. Walter III"), Carole Walter Looke ("Looke"), F. Fox Benton, Jr. ("Benton"), Gordon A. Cain ("Cain"), the Cain 1988 Descendants Trust (the "Cain Trust"), William C. Oehmig ("Oehmig" and, together with J.C. Walter, J.C. Walter III, Looke, Benton, Cain, the Cain Trust and each Warrantholder (as hereinafter defined) from and after acquisition of any shares of Walter Common Stock (as hereinafter defined), each individually a "Stockholder" and collectively the "Stockholders"), Prudential-Bache Energy Growth Fund, L.P. G-2, a Delaware limited partnership ("Prudential-Bache G-2"), Prudential-Bache Energy Growth Fund, L.P. G-3, a Delaware limited partnership ("Prudential-Bache G-3"), Prudential-Bache Energy Growth Fund, L.P. G-4, a Delaware limited partnership ("Prudential-Bache G-4" and, together with Prudential-Bache G-2 and Prudential-Bache G-3, each individually a "Preferred Stockholder" and collectively the "Preferred Stockholders"), F. Fox Benton III ("Benton III"), Howard A. Chapman ("Chapman"), G.W. Frank ("Frank"), Robert D. Jolly ("Jolly") and Arthur L. Smalley ("Smalley", and, together with Benton III, Chapman, Frank, Jolly, Prudential Bache G-2, Prudential-Bache G-3 and Prudential-Bache G-4, each individually a "Warrantholder" and collectively the "Warrantholders"). Unless otherwise indicated, capitalized terms used herein are used as defined in Section 12.4 hereof.


                             W I T N E S S E T H :


                WHEREAS, CMS Energy is a Michigan corporation having an authorized capital of (i) 250,000,000 shares of common stock, $.01 par value (the "CMS Common Stock"), of which, as of September 30, 1994, 86,246,928 shares were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, $.01 par value, none of which, on the date hereof, are issued and outstanding;

                WHEREAS, Sub is a Texas corporation having an authorized capital of 1,000 shares of common stock, $.01 par value, of which, on the date hereof, 10 shares are issued and outstanding;

                WHEREAS, Walter is a Texas corporation having an authorized capital of (i) 1,000,000 shares of common stock, $.01 par value (the "Walter Common Stock"), of which, on the date hereof, 100,662 shares are issued and outstanding, and (ii)

100,000 shares of preferred stock, $1.00 par value, of which, on the date hereof, 3,000 shares of "14% Senior Cumulative Preferred Stock" have been authorized all of which are issued and outstanding (the "Walter Preferred Stock") and 1,000 shares of "Series A Junior Preferred Stock" have been authorized, none of which is issued or outstanding;

                WHEREAS, Walter, itself and through its Subsidiaries, is in the business of oil and gas exploration, development and production and activities related thereto (hereinafter generally referred to as the "Walter Business");

                WHEREAS, the respective Boards of Directors of CMS Energy and the Constituent Corporations have approved the merger (the "Merger") of Sub into Walter pursuant to the terms and conditions of this Agreement, the Board of Directors of Walter has directed that this Agreement be submitted to its stockholders for adoption, and CMS Energy as the sole stockholder of Sub has adopted this Agreement;

                WHEREAS, the parties hereto intend the Merger to constitute a reorganization described in section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                WHEREAS, CMS Energy, Sub, Walter, the Stockholders, the Preferred Stockholders and the Warrantholders desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER

                SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions contained herein, and in accordance with the provisions of this Agreement and the Texas Business Corporation Act (the "TBCA"), at the Effective Time (as hereinafter defined), Sub shall be merged with and into Walter pursuant to the Plan of Merger in substantially the form of Exhibit A hereto or in such other form as the parties may agree to accomplish the Merger. As the corporation surviving in the Merger (the "Surviving Corporation"), Walter shall continue unaffected and unimpaired by the Merger to exist under and be governed by the laws of the State of Texas. Upon the effectiveness of the Merger, the separate existence of Sub shall cease except to the extent provided by law in the case of a corporation after its merger into another corporation.





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                SECTION 1.2.  FILING ARTICLES OF MERGER AND EFFECTIVENESS.
Upon the satisfaction or waiver of the conditions to the obligations of each of the parties contained herein, Articles of Merger (which shall be in form and substance reasonably satisfactory to the parties hereto), executed in accordance with the laws of the State of Texas, shall be filed in the office of the Secretary of State of the State of Texas. The Merger shall become effective upon such filing and the issuance of a Certificate of Merger by the Secretary of State of the State of Texas as provided by the TBCA. The date and the time on such date of effectiveness of the Merger are herein called, respectively, the "Effective Date" and the "Effective Time."

                SECTION 1.3. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 5.06 of the TBCA.

                SECTION 1.4. ARTICLES OF INCORPORATION, BY-LAWS, DIRECTORS AND OFFICERS. The Articles of Incorporation and By-Laws of Walter, in each case as they may be amended, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Articles of Incorporation and By-Laws of the Surviving Corporation. The initial directors of the Surviving Corporation shall consist of the directors of Sub immediately prior to the Effective Time, who shall serve until their respective successors are duly elected and qualified. The initial officers of the Surviving Corporation shall consist of the officers of Sub immediately prior to the Effective Time, who shall serve until their respective successors are duly elected and qualified.

                SECTION 1.5. FURTHER ASSURANCES. From time to time after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Walter or otherwise, such deeds and other instruments and to take or cause to be taken such further or other action as shall be necessary or desirable in order to vest or perfect in or to confirm, of record or otherwise, in the Surviving Corporation title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises of Walter (subject, however, to the provisions of Section 6.6(b) hereof) and otherwise carry out the purposes of this Agreement.


                                   ARTICLE II

                              CONVERSION OF SHARES

                SECTION 2.1. CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of Walter or Sub:





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                (a)      Each share of common stock of Sub issued and
        outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

                (b) All shares of Walter Common Stock that immediately prior to the Effective Time are held in the treasury of Walter or by any wholly-owned Subsidiary of Walter shall be cancelled and no capital stock of CMS Energy or other consideration shall be delivered in exchange therefor.

                (c) Subject to the provisions of Sections 2.6 and 2.7 hereof, each share of Walter Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of shares of Walter Common Stock referred to in Section 2.1(b)) shall be converted into the number (the "Conversion Number") of shares of CMS Common Stock (such shares of CMS Common Stock, together with any shares of CMS Common Stock which may be issuable pursuant to Section 2(d), are collectively referred to herein as "CMS Common Shares") rounded to the nearest thousandth of a share, or if there shall not be a nearest thousandth of a share, to the next higher thousandth of a share, determined by solving for "X" in the formula:

                              X = ((A-B) / C) / D

        where (A) is the sum of (I) $45,900,000, (II) Walter Consolidated Net Working Capital (as hereinafter defined), (III) the net cash proceeds received by Walter upon exercise of any Warrants (as hereinafter defined) prior to the Effective Time, to the extent that such proceeds are not included in calculating Walter Consolidated Net Working Capital (the "Warrant Proceeds") and (IV) to the extent credited or allocated to Walter or any Subsidiary pursuant to the Inter-Purchaser Agreement dated as of December 28, 1994 (the "Inter-Purchaser Agreement") by and among Walter, Nuevo Energy Company, a Delaware corporation ("Nuevo") and certain of their respective Affiliates and not included in calculating Walter Consolidated Net Working Capital, an amount equal to one-half (1/2) of (i) any cash transfers or capital contributions made after June 30, 1994 by Amoco (as hereinafter defined) to Amoco Congo Exploration Company, a Delaware corporation ("ACEC") and/or Amoco Congo Petroleum Company, a Delaware corporation ("ACPC"), which amount is estimated to be $2,083,500, and (ii) any payment by Amoco in final settlement of the Balancing Payment pursuant to Section

        3.B(2) of the Amoco Stock Purchase Agreement (as hereinafter defined).

        (B) is the sum of (I) Walter Debt to be Retained, (II) Walter Debt to be Discharged, (III) $3,400,000, (IV) the share of Walter or its affiliates of the costs incurred after June 30, 1994 (but not reflected in the books of Walter as of June 30, 1994) in connection with the rework of the Alba No. 2 well, (V) all costs and expenses of Walter or its affiliates (including any such expenses of Nuevo (as hereinafter defined) to be borne by Walter) incurred after June 30, 1994 (but not reflected in the books of Walter as of June 30, 1994) (including without limitation, fees and disbursements of counsel, accountants and other financial, legal, accounting or other advisers) in connection with the negotiation, execution, delivery or performance of the Amoco Stock Purchase Agreement (as hereinafter defined) and each of the other documents and agreements executed in connection with or contemplated by such Agreement or the consummation of the transactions contemplated thereby (but excluding OPIC commitment fees and routine recurring operating costs, including costs of operating personnel in the Republic of the Congo), (VI) all costs and expenses borne or incurred by Walter or its affiliates after June 30, 1994 (including, without limitation, fees and disbursements of its counsel or counsel for the Stockholders, Preferred Stockholders or Warrantholders, accountants and other financial, legal, accounting or other advisers) in connection with the negotiation, execution, delivery or performance of this Agreement and each of the other documents and agreements executed in connection with or contemplated by this Agreement or the consummation of the transactions contemplated hereby, and (VII) to the extent allocable to Walter or any Subsidiary (including ACEC) pursuant to the Inter-Purchaser Agreement and not included in calculating Walter Consolidated Net Working Capital, an amount equal to one-half (1/2) of any cash or cash equivalent distributions made after June 30, 1994 by ACEC and/or ACPC to Amoco, which amount is estimated to be $5,000,000.

        (C) is the aggregate number of shares of Walter Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of shares of Walter Common Stock referred to in Section 2.1(b)); and

        (D) is the average of the per share Daily Prices (as hereinafter defined) on the New York Stock Exchange, Inc. (the "NYSE") of CMS Common Stock (the "Average Price") as reported in the New York Stock Exchange

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        Composite Transactions (on the Transaction Reporting System operated by the Consolidated Tape Association) during the ten (10) consecutive trading days ending on the fifth trading day prior to the Effective
        Time of the Merger; provided, however, that in the event the foregoing would result in an Average Price greater than $23.50, then the Average Price shall be deemed to be $23.50; and provided, further, that in the event the foregoing would result in an Average Price less than $20.50, then the Average Price shall be deemed to be $20.50.

        All such shares of Walter Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a Certificate (as hereinafter defined) theretofore representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate in accordance with Section 2.4, shares of CMS Common Stock, cash in lieu of fractional shares as contemplated by Section 2.6 and certain distributions as contemplated by Section 6.6(b). As used herein, the term Daily Price shall mean the last sale price, or the closing bid price if no sale occurred, on the day in question.

                (d) Each share of Walter Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any such shares of Walter Preferred Stock owned by any Stockholder referred to in the next succeeding sentence, shall be converted into the right to receive from CMS Energy in cash an amount equal to $1,133.33. Subject to the provisions of Section 2.6 and 2.7 hereof, each share of Walter Preferred Stock, if any, issued and outstanding immediately prior to the Effective Time and which is then owned by any Stockholder (and as to which written notice of such ownership has been delivered to CMS Energy at least three (3) business days prior to the Effective
        Date) shall be converted into the number of shares of CMS Common Stock, rounded to the nearest thousandth of a share, or if there shall not be a nearest thousandth of a share, to the next higher thousandth of a share, determined by dividing (i) $1,133.33 by (ii) the Average Price as determined pursuant to Section 2.1(c). All such shares of Walter Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a Certificate theretofore representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate in accordance with Section 2.4, such cash payment or shares of CMS Common Stock and cash in lieu of fractional shares as contemplated by Section 2.6.

                (e) Each Warrant outstanding immediately prior to the Effective Time (other than Warrants exercised pursuant to Section 6.13) shall no longer be outstanding and shall automatically be cancelled.

                SECTION 2.2. WALTER CONSOLIDATED NET WORKING CAPITAL. Walter Consolidated Net Working Capital shall mean the consolidated net working capital of Walter as of June 30, 1994 determined in accordance with GAAP (as hereinafter defined) except that current maturities of long-term debt shall be added back, which was $135,301, plus, to the extent allocated to Walter or any Subsidiary under the Inter-Purchaser Agreement, an amount equal to one-half (1/2) of the combined net working capital of ACEC and ACPC as of June 30, 1994 determined in accordance with GAAP, which amount is estimated to be $5,015,315.

                SECTION 2.3. WALTER DEBT TO BE RETAINED; WALTER DEBT TO BE DISCHARGED. (a) Walter Debt to be Retained shall mean the sum of (i) the principal and all accrued but unpaid interest payable by Walter or any of its Subsidiaries under the Finance Agreement among Walter International Equatorial Guinea, Inc., other sponsors and OPIC dated June 1, 1992 (the "OPIC Debt-Alba") as of June 30, 1994, which was $3,368,556 and (ii) the principal amount payable by Walter or any of its Subsidiaries under the Finance Agreement among Walter Congo, Walter Congo Holdings, Inc. and OPIC dated December 28, 1994 (the "OPIC Debt-Congo") as of the date incurred, which amount is estimated to be $8,812,500, determined in accordance with GAAP.

                (b) Walter Debt to be Discharged shall mean the sum of (i) the principal of and all accrued but unpaid interest on the $4,600,000 Term Loan among Walter, Walter International Equatorial Guinea, Inc. and Trust Company of the West dated February 1, 1993 ("TCW Debt") as of June 30, 1994, which was $3,475,000, (ii) the principal of and all accrued but unpaid interest on the $1,000,000 Promissory Note between Walter and Post Oak Bank dated January 5, 1994 and due January 8, 1996 (the "Post Oak Debt") as of June 30, 1994, which was $914,226, (iii) the principal amount as of the date incurred of the loan from Torch Energy Advisors, Inc. or an affiliate thereof to Walter made in connection with the consummation of the transactions contemplated by the Amoco Stock Purchase Agreement, which is currently estimated to be approximately $1,937,500 (the "Nuevo Carry"), and (iv) one-half (Walter's proportionate share) of the principal amount as of the date incurred of the Promissory Note referred to in Section 3.A.(2) of the Amoco Stock Purchase Agreement, which is estimated to be $0.00 (the "Amoco Note").

                SECTION 2.4.  PAYMENT OF CASH AND DELIVERY OF CERTIFICATES.
(a) At or after the Effective Time, each holder of a certificate or certificates representing issued and outstanding shares of record of Walter Common Stock and each holder of a certificate or certificates representing issued and outstanding shares of record of Walter Preferred Stock, in each case immediately prior to the Effective Time (collectively, the "Certificates"), may surrender such certificate or certificates to CMS Energy, and CMS Energy shall deliver or cause to be delivered, in exchange therefor, (i) cash (constituting amounts payable pursuant to Section 2.1(d) or in lieu of fractional shares or interests pursuant to Section 2.6), by check or wire transfer (except in the case of amounts payable pursuant to Section 2.1(d), which CMS Energy agrees shall be paid by wire transfer) in immediately available funds to the account or accounts designated by such holder in a notice to CMS Energy, and/or (ii) one or more certificates representing the aggregate number of whole CMS Common Shares, into which the Walter Common Stock or the Walter Preferred Stock, as the case may be, represented by the certificate or certificates so surrendered shall have been converted pursuant to Section 2.1.

                (b) Any amount of cash or certificates representing CMS Common Shares deliverable pursuant to Section 2.1(d) shall be immediately deliverable upon surrender to CMS Energy of a Certificate or Certificates representing issued and outstanding shares of record of Walter Preferred Stock immediately prior to the Effective Time. Any certificates representing CMS Common Shares or cash in lieu of fractional shares or interests deliverable pursuant to
Section 2.1(c) shall be deliverable upon the later to occur of (i) surrender to CMS Energy of a Certificate or Certificates representing issued and outstanding shares of record of Walter Common Stock immediately prior to the Effective Time and (ii) five (5) business days after the final determination of the purchase price (including the Balancing Payment) under the Amoco Stock Purchase Agreement, provided, however, that notwithstanding clause (ii) above, as respects certificates representing CMS Common Shares otherwise deliverable in accordance with this sentence pursuant to Section 2.1(c), not less than two business days prior to the Effective Date CMS Energy will estimate, in good faith, the number of CMS Common Shares deliverable upon the surrender to CMS Energy of all Certificates representing issued and outstanding shares of record of Walter Common Stock immediately prior to the Effective Time and the allocation thereof (on a pro rata basis) to each Certificate representing such issued and outstanding shares and, upon surrender at or after the Effective Time as contemplated by clause (i) above, CMS Energy shall deliver a number of CMS Common Shares with respect to each such Certificate (rounded to the nearest whole share) equal to ninety-five percent (95%) of the estimated number of CMS Common Shares deliverable with respect to such Certificate (the aggregate of all such Shares so delivered being the "Delivered Share Number"). Following the Effective

Time, CMS Energy and the Stockholders will determine the actual number of CMS Common Shares (and cash in lieu of fractional shares) deliverable upon surrender of all such Certificates (the "Actual Share Number") and the allocation thereof (on a pro rata basis) to each Certificate representing such issued and outstanding shares. Disputes regarding the Actual Share Number that are not resolved by the parties within five (5) business days after the later of (A) final determination of the purchase price (including the Balancing Payment) under the Amoco Stock Purchase Agreement and (B) the ninetieth (90th) day after the Effective Time shall be submitted to an arbitrator who is acceptable to both parties, and whose decision shall be final and binding with respect to the Actual Share Number. The fees and expenses of the arbitrator (if any) incurred in connection with the determination of the Actual Share Number shall be shared equally by CMS Energy and the Stockholders. If the Actual Share Number is greater than the Delivered Share Number, then CMS Energy shall deliver to the respective stockholders entitled thereto an aggregate number of whole CMS Common Shares equal to such excess (allocated as described above), together with the amount of all dividends and distributions which became payable to holders of record on or after the Effective Date in respect of such number of CMS Common Shares. If the Actual Share Number is less than the Delivered Share Number, then the stockholders respectively shall deliver to CMS Energy within two business days following the determination of the Actual Share Number an aggregate number of whole CMS Common Shares equal to such deficiency (pro rata in accordance with the number of whole CMS Common Shares each such Stockholder was entitled to receive pursuant to the proviso in the fifth preceding sentence upon delivery of Certificates as contemplated by clause (i) above), together with the amount of all dividends and distributions which became payable to holders of record on or after the Effective Date in respect of such number of CMS Common Shares. Until so surrendered, each outstanding certificate representing issued and outstanding shares of record of Walter Common Stock or Walter Preferred Stock immediately prior to the Effective Time shall not be transferable on the books of the Surviving Corporation or CMS Energy, but shall be deemed for all corporate purposes, subject to Section 2.5, to evidence the right to receive such cash and/or ownership of the number of whole CMS Common Shares, as the case may be, into which the shares of Walter Common Stock or Walter Preferred Stock, as the case may be, which immediately prior to the Effective Time were represented thereby shall have been converted pursuant to Section 2.1. At the close of business on the business day next preceding the Effective Date, the stock transfer books of Walter shall be closed and no transfer of Walter Common Stock or Walter Preferred Stock shall thereafter be made or consummated.

                SECTION 2.5. DIVIDENDS AND DISTRIBUTIONS. Any dividend or other distribution paid in respect of CMS Common Stock to holders of record on or after the Effective Date and otherwise payable to the holder of an outstanding certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Walter Common Stock or Walter Preferred Stock shall, until the surrender of such certificate and the issuance of a certificate or certificates for CMS Common Shares in respect thereof, be retained by CMS Energy pending such surrender, and no such dividend or other distribution payable in respect of CMS Common Stock shall be paid to the holder of such certificate representing Walter Common Stock or Walter Preferred Stock until such certificate shall have been so surrendered to CMS Energy and a certificate or certificates for CMS Common Shares shall have been so issued. Upon surrender of each such certificate and issuance in exchange therefor of CMS Common Shares, there shall be paid by CMS Energy to or at the direction of the holder of the certificate for such CMS Common Shares the amount of all dividends and distributions which became payable to holders of record on or after the Effective Date in respect of the number of whole CMS Common Shares represented by the certificate or certificates so issued. In no event shall the holder of any certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Walter Common Stock or Walter Preferred Stock be entitled to receive interest on any of the funds to be received in the Merger or on any such dividend or other distribution.

                SECTION 2.6. FRACTIONAL SHARES. No certificates for fractions of shares of CMS Common Stock and no scrip or other certificates evidencing fractional interests in such shares shall be issued pursuant to Section 2.1.
If the conversion of a person's aggregate holdings of Walter Common Stock or Walter Preferred Stock at any time results in a fractional share of CMS Common Stock or interest therein, such person shall, in lieu thereof, be paid in cash in an amount equal to the value of such fractional share or interest based on the Average Price of CMS Common Stock. Any person otherwise entitled to a fractional share or interest shall not be entitled by reason thereof to any voting, dividend or other rights as a stockholder of CMS Energy.

                SECTION 2.7. CHANGES IN CMS COMMON STOCK. In the event that, during the period of ten (10) trading days which is used to determine the Average Price, or subsequent to such period but prior to the Effective Time, there has occurred the record date of any reclassification, stock split, stock dividend or similar change in respect of the CMS Common Stock, then appropriate adjustment shall be made in the number of shares of CMS Common Stock and/or kind of securities issued as CMS Common Shares in order to provide holders of Walter Common Stock or Walter Preferred Stock with the same number of shares of CMS Common Stock and/or securities that they would have received after such reclassification, stock split, stock dividend or similar change if the Effective Time had occurred immediately prior to the record date of such reclassification, stock split, stock dividend or similar change (and all references herein to the CMS Common Shares" shall refer to such adjusted number and/or kind of securities).


                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS,
               THE PREFERRED STOCKHOLDERS AND THE WARRANTHOLDERS

                As an inducement to CMS Energy and Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Stockholders (other than Cain, the Cain Trust and Oehmig) jointly and severally (except as otherwise provided below) represent and warrant to CMS Energy and Sub and agree, and Cain, the Cain Trust and Oehmig represent and warrant to CMS Energy and Sub and agree solely with respect to Section 3.3(b), Section 3.4(a) (third paragraph) and Section 3.4(b), and the Preferred Stockholders severally and not jointly or solidarily represent and warrant to CMS Energy and Sub and agree solely with respect to Section 3.3(b) (second sentence) and Section 3.4(b), and the Warrantholders severally and not jointly or solidarily represent and warrant to CMS Energy and Sub and agree solely with respect to
Section 3.3(b) (third sentence) and Section 3.4(b), as follows, it being understood and agreed that any and all such representations and warranties as to ACEC are made to the knowledge of Walter and the Stockholders based on Walter having conducted due diligence on ACEC in accordance with industry practice for a transaction of the size and nature of the acquisition of ACEC by Walter as contemplated by the Amoco Stock Purchase Agreement:

                SECTION 3.1. ORGANIZATION OF WALTER. Walter is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. Walter is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of the properties used in its business or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not have a Material Adverse Effect. Walter has full corporate power and authority necessary to own or lease and operate its properties and to carry on its business as now conducted. Walter has made available to CMS Energy complete and correct copies of the articles of incorporation and by-laws of Walter, each as amended and in effect on the date hereof.

                SECTION 3.2. SUBSIDIARIES AND INVESTMENTS. (a) Walter owns beneficially and of record, or indirectly, all of the issued and outstanding shares of capital stock of each of the corporations listed on Schedule 3.2 (each such corporation, together with (i) effective as of June 30, 1994, ACEC, if not listed thereon, from and after the consummation of the transactions contemplated by the Amoco Stock Purchase Agreement, and (ii) any partnership of which Walter or any such corporation is a general partner or of which Walter or any such corporation owns at least 50% of the partnership interest, each of which is identified in Schedule 3.2, being herein collectively referred to as "Subsidiaries"). Except as disclosed on Schedule 3.2, Walter does not, directly or indirectly, (i) own, of record or beneficially, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity (other than investments in publicly traded securities, cash equivalents and short-term investment grade debt) or
(ii) control any corporation, partnership, joint venture or other entity.

                (b) Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and each has full corporate or partnership power and authority, as the case may be, necessary to own or lease and operate its properties now conducted. Each of the Subsidiaries is duly qualified to transact business as a foreign corporation or foreign partnership, as the case may be, and is in good standing in each of the jurisdictions in which conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not have a Material Adverse Effect. Schedule 3.2 contains a list of each jurisdiction in which each Subsidiary is duly qualified to transact business. Schedule 3.2 sets forth the authorized, and issued and outstanding shares of, capital stock of each corporate Subsidiary and a complete and accurate list of each partnership of which Walter or any Subsidiary is a general or limited partner (the "Partnerships"), together with the state of organization of each Partnership, the name and address of each general or limited partner of each Partnership, and the percentage interest of each partner in each Partnership, and of each joint operating agreement and all amendments thereto to which Walter or any Partnership is a party (the "Operating Agreements"). Walter has made available to CMS Energy true and complete copies of each partnership agreement and all amendments thereto pursuant to which each Partnership was organized (the "Partnership Agreements") and each Operating Agreement.

                SECTION 3.3. CAPITALIZATION. (a) The authorized capital of Walter consists of (i) 1,000,000 shares of common stock, $.01 par value, of which 100,662 shares are duly and validly issued and outstanding and, except for 11,300 shares issuable upon exercise of the Warrants, none of which is reserved for any purpose, and (ii) 100,000 shares of preferred stock, $1.00 par value, of which 3,000 shares of "14% Senior Cumulative Preferred Stock" have been authorized and all of which are issued and outstanding, 1,000 shares of "Series A Junior Preferred Stock" have been authorized none of which is issued or outstanding and none of which is reserved for any purpose. All of the outstanding shares of Walter Common Stock and Walter Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. The Walter Preferred Stock is entitled to voting rights in accordance with the certificate of designation relating thereto. The record owners of the Walter Common Stock and the Walter Preferred Stock as of the date hereof are listed in Schedule 3.3(a) and a list of the record owners of the Walter Common Stock and the Walter Preferred Stock as of the Effective Date will be provided to CMS Energy on the Effective Date. The record owners of warrants or similar rights (collectively, the "Warrants") to purchase shares of Walter Common Stock as of the date hereof are listed in
Schedule 3.3(a) hereto. Complete and correct copies of the material agreements relating to the Warrants have been made available to CMS Energy. Except for the Warrants, there are no options, warrants or other rights to acquire, or agreements or commitments to issue, sell, purchase or redeem, shares of capital stock or any other equity interest of Walter, whether on conversion of other securities or otherwise. None of the issued and outstanding shares of Walter Common Stock has been issued in violation of, or is subject to, any preemptive or subscription rights. Except as set forth in Schedule 3.3(a), there are no stockholder agreements, voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to any shares of capital stock of Walter.

                (b) Each Stockholder severally represents and warrants as to itself that (i) it is the beneficial owner of the shares of Walter Common Stock listed in Schedule 3.3(a) opposite its name or it has transferred such shares to a Permitted Transferee or Permitted Transferees (as hereinafter defined) and (ii) all such shares are owned free from all liens, claims, encumbrances or other restrictions of any kind, other than liens, claims, encumbrances or other restrictions listed on Schedule 3.3(b), securities law restrictions applicable to restricted stock and restrictions created by this Agreement. Each Preferred Stockholder severally represents and warrants as to itself that (i) it is the beneficial owner of the shares of Walter Preferred Stock listed in Schedule 3.3(a) opposite its name or it has transferred such shares to a Permitted Transferee or Permitted Transferees and (ii) all such shares are owned free from all liens, claims, encumbrances or other restrictions of any kind, other than liens, claims, encumbrances or other restrictions listed on Schedule 3.3(b), securities law restrictions applicable to restricted stock and restrictions created by this Agreement. Each Warrantholder severally represents and warrants as to itself that (i) it is the beneficial owner of Warrants to purchase shares of Walter Common Stock listed in Schedule 3.3(a) opposite its name, (ii) all such Warrants are owned free from all liens, claims, encumbrances or other restrictions of any kind, other than liens, claims, encumbrances or other restrictions listed on Schedule 3.3(b), securities law restrictions applicable to restricted stock and restrictions created by this Agreement, and (iii) that such Warrants will be exercised or cancelled prior to the Effective Time and, as of the Effective Time, no shares of

Walter Common Stock will be issuable pursuant thereto. Permitted Transferee shall mean any executor of the estate of any Stockholder or any person acquiring the CMS Common Shares of such Stockholder solely pursuant to the laws of descent.

                (c) All outstanding shares of capital stock of each corporate Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Walter or another wholly-owned Subsidiary is the record and beneficial owner of all of the issued and outstanding shares of capital stock of each such Subsidiary. All such shares of capital stock are so owned free from all liens, claims, encumbrances or other restrictions of any kind, other than liens, claims, encumbrances or other restrictions listed on Schedule 3.3(c). There are no options, warrants or other rights to acquire, or agreements or commitments to issue, sell, purchase or redeem, shares of capital stock of any corporate Subsidiary, whether on conversion of other securities or otherwise. None of the issued and outstanding shares of common stock of any corporate Subsidiary has been issued in violation of, or is subject to, any preemptive or subscription rights. There are no voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to any shares of common stock of any corporate Subsidiary.

                (d) All outstanding equity interests in each partnership Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Walter or another Subsidiary is the record and beneficial owner of such equity interests of each such partnership Subsidiary to the extent set forth in
Schedule 3.2. All such equity interests are so owned free from all liens, claims, encumbrances or other restrictions of any kind, other than liens, claims, encumbrances or other restrictions listed on Schedule 3.3(d). There are no options, warrants or other rights to acquire, or agreements or commitments to issue, sell, purchase or redeem, any equity interests in any partnership Subsidiary.

                SECTION 3.4. AUTHORITY. (a) Walter has full corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the stockholders of Walter (which adoption shall be effected promptly after the date hereof), to consummate the transactions contemplated hereby.

                The execution, delivery and performance of this Agreement by Walter and the consummation by Walter of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Walter, subject to such adoption of this Agreement by the stockholders of Walter. This Agreement has been duly executed and delivered by Walter and is, and each other agreement or instrument of Walter contemplated hereby when executed and delivered will be, the legal, valid and binding agreement of Walter, enforceable against Walter in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                Neither the execution or delivery of this Agreement by Walter or any Stockholder or Preferred Stockholder or Warrantholder, nor consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by Walter or such Stockholder or Preferred Stockholder or Warrantholder, will (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any encumbrance upon any of the material assets of Walter, under the articles of incorporation or the by-laws of Walter, any instrument, agreement, mortgage, indenture, deed of trust, permit, concession, grant, franchise, license, judgment, order, award, decree or other restriction to which Walter is a party or any of its material properties is subject or by which it is bound or any material statute, other law or regulatory provision affecting it, except for such conflicts, breaches, defaults, events, creations and impositions that are set forth on Schedule 3.4(a) or (b) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, by or on behalf of Walter, except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the filing of Articles of Merger with the Secretary of State of the State of Texas and appropriate documents with the relevant authorities of other jurisdictions in which Walter is qualified to do business, adoption of this Agreement by the stockholders of Walter and as set forth in Schedule 3.4(a).

                (b) Each Stockholder, Preferred Stockholder and Warrantholder severally and not jointly or solidarily represents and warrants as to itself that it has full power and authority to enter into this Agreement. Each Stockholder severally represents and warrants as to itself and Walter, and each Preferred Stockholder and Warrantholder severally represents and warrants as to itself, that neither the execution or delivery of this Agreement by Walter or such Stockholder, or such Preferred Stockholder or Warrantholder, nor consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by Walter or such Stockholder, or such Preferred Stockholder or Warrantholder, will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any encumbrance upon any of the material assets of Walter, under any instrument, agreement, mortgage, indenture, deed of trust, permit, concession, grant, franchise, license, judgment, order, award, decree or other restriction to which such Stockholder, or such Preferred Stockholder or Warrantholder, is a party or by which such Stockholder, or such Preferred Stockholder or Warrantholder, is bound. Each Stockholder, Preferred Stockholder and Warrantholder severally represents and warrants as to itself that this Agreement has been duly executed and delivered by such person and is, and each other agreement or instrument of such Stockholder or Preferred Stockholder or Warrantholder contemplated hereby when executed and delivered will be, the legal, valid and binding agreement of such Stockholder or Preferred Stockholder or Warrantholder, as the case may be, enforceable against such Stockholder or Preferred Stockholder or Warrantholder in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                SECTION 3.5. FINANCIAL STATEMENTS. Walter has previously provided CMS Energy with: (i) the consolidated audited balance sheet (the "Balance Sheet") of Walter as of December 31, 1993 (the "Balance Sheet Date") and the related audited consolidated statements of income (the "Statement of Income"), stockholders' equity and cash flows for the year then ended, together with appropriate notes to such financial statements, certified by Deloitte & Touche, independent public accountants, and (ii) the consolidated unaudited balance sheet (the "Unaudited Balance Sheet") of Walter as of June 30, 1994 (the "Unaudited Balance Sheet Date") and the related unaudited consolidated statement of income (the "Unaudited Statement of Income") for the six months then ended. Except as disclosed in the notes thereto, such consolidated balance sheets and statements of income, stockholders' equity and cash flows referred to in clauses (i) and (ii) of the preceding sentence have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied and fairly present in all material respects the consolidated financial position of Walter at the dates of such balance sheets and the consolidated results of its operations and consolidated cash flows for the respective periods indicated, except that the Unaudited Balance Sheet and the Unaudited Statement of Income are subject to normal year-end audit adjustments. The Unaudited Statement of Income does not contain any material items of special or nonrecurring income except as expressly specified therein. The Statement of Income does not contain any material items of special or nonrecurring income except as expressly specified therein. Except as set forth on Schedule 3.5 or in the Unaudited Statement of Income or the Unaudited Balance Sheet, the

Unaudited Balance Sheet and the Unaudited Statement of Income include all adjustments, which consist only of normal recurring accruals, other than normal year-end audit adjustments, necessary for such fair representation. All costs and expenses incurred in generating the revenues reflected in the Statement of Income during the period covered thereby which are required by generally accepted accounting principles to be reflected in the Statement of Income are so reflected.

                SECTION 3.6.  OPERATIONS SINCE UNAUDITED BALANCE SHEET DATE.
(a) Except as set forth in Schedule 3.6(a), since the Unaudited Balance Sheet Date, there has been: (i) no material adverse change in the assets, liabilities, operations, profits or business or condition, financial or otherwise, of Walter and its Subsidiaries taken as a whole, and (ii) no damage, destruction, loss or claim with respect to, whether or not covered by insurance, or condemnation or other taking of, assets having a Material Adverse Effect on Walter and its Subsidiaries taken as a whole.

                (b) Except as set forth in Schedule 3.6(b), as contemplated hereby or with the prior written consent of CMS Energy after the date hereof, since the Unaudited Balance Sheet Date, Walter has conducted its business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, except as set forth in Schedule 3.6(b) or with the prior written consent of CMS Energy after the date hereof, since the Unaudited Balance Sheet Date, neither Walter nor any of its Subsidiaries has:
(i) issued, delivered or agreed (actually or contingently) to issue or deliver any of its capital stock, or granted any option, warrant or right to purchase any of its capital stock or other equity interest, or security convertible into its capital stock or other equity interest, or any of its bonds, notes or other securities, or borrowed or agreed to borrow any funds, other than in the ordinary course of business consistent with past practice; (ii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected on the balance sheets referred to in Section 3.5 and current liabilities incurred since the Unaudited Balance Sheet Date in the ordinary course of business consistent with past practice; (iii) declared or made, or agreed to declare or make, any payment of dividends or distributions to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest, except in each case as permitted hereunder; (iv) mortgaged, pledged or encumbered any assets other than in the ordinary course of business consistent with past practice; (v) except for assets sold, leased or transferred in the ordinary course of business consistent with past practice, sold, leased or transferred or agreed to sell, lease or transfer any material assets or rights; (vi) cancelled or agreed to cancel any material debts or claims, waived or agreed to waive any rights of material value, or allowed to lapse or failed to keep in force any material franchise, permit or other material right; (vii) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any material contract, agreement or license; (viii) undertaken or committed to capital expenditures exceeding U.S. $25,000 or its equivalent in foreign currency for any single project or related series of projects; (ix) made any increase in the compensation paid or to become payable to any of its officers or employees except for increases in the normal course of business consistent with past practice and increases required to be made pursuant to the terms of any employment or other agreement or employee benefit plan, policy, arrangement or agreement entered into prior to the Balance Sheet Date; (x) amended its articles of incorporation or by-laws; (xi) undergone any material adverse change in its relationship, taken as a whole, with suppliers, purchasers, distributors, lessors, governmental bodies, co-venturers under Operating Agreements and consultants; (xii) made charitable donations in excess of U.S. $10,000 or its equivalent in foreign currency in the aggregate; (xiii) incurred any liability or obligation (whether absolute, accrued, contingent or otherwise and whether direct or as guarantor or otherwise with respect to obligations of others) material to the business or assets of Walter and its Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice and except as permitted hereunder; (xiv) instituted, settled or agreed to settle any litigation, action, or proceeding before any court or governmental body relating to the business or assets of Walter or any of its Subsidiaries and involving an amount in excess of U.S. $10,000 or its equivalent in foreign currency or otherwise materially affecting Walter or its Subsidiaries; (xv) entered into, or amended in any material respect, any employment, collective bargaining, deferred compensation, retention, change of control, termination or other material agreement or arrangement for the benefit of employees (whether or not legally binding) or entered into, adopted or amended in any material respect any Plan (as hereinafter defined); (xvi) suffered any strike or other employment related problem which would have a Material Adverse Effect on Walter and its Subsidiaries taken as a whole; (xvii) suffered the loss of any key employees, consultants or agents or had any material change in its relations with its employees, consultants or agents; (xviii) received any notice of termination of any material contract, lease or other material agreement; (xix) transferred or expressly granted any rights under, or entered into any settlement regarding the breach or infringement of, any material United States or foreign license, patent, copyright, trademark, trade name, invention or other material intellectual property or modified in any material respect any existing rights with respect thereto; (xx) changed its accounting reference period; (xxi) entered into any transaction of the type described in Section 3.30 except as permitted hereunder; or (xxii) entered into or become committed to enter into any other material transaction except in the ordinary course of business consistent with past practice.

                SECTION 3.7.  NO UNDISCLOSED LIABILITIES.   Neither Walter nor
any of its Subsidiaries (other than ACEC) is subject to any material liability which is required in accordance with GAAP to be shown on the Unaudited Balance Sheet but which is not so shown, and, to the knowledge of Walter or any Stockholder, neither Walter nor any of its Subsidiaries (other than ACEC) is subject to any material liability, absolute or contingent, which is not shown on the Unaudited Balance Sheet or which is in excess of amounts shown or reserved for in the Unaudited Balance Sheet or referred to in the notes thereto, other than, in each case, (i) as disclosed in Schedule 3.7 and (ii) liabilities of a similar nature as those set forth in the Unaudited Balance Sheet and notes thereto and incurred after the Unaudited Balance Sheet Date in the ordinary course of its business consistent with past practice.

                SECTION 3.8. TAXES. (a) Except as set forth on Schedule 3.8(a), (i) each of Walter and its Subsidiaries (as hereinafter defined) has filed on or before the date hereof (or will timely file) all material Tax Returns (as hereinafter defined) required to be filed on or before the Effective Date; (ii) all such Tax Returns are (or will be) complete and accurate in all material respects and disclose all material Taxes (as hereinafter defined) required to be paid by Walter and each Subsidiary for the periods covered thereby except for Taxes for which adequate reserves have been established by Walter in accordance with generally accepted accounting principles and all Taxes shown to be due on such Tax Returns have been or will be timely paid; (iii) none of Walter or any Subsidiary has waived any statute of limitations in respect of Taxes; (iv) none of the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, and the period for assessment of the Taxes in respect of Tax Returns for United States federal, state or local Taxes for the year 1990 and prior years has expired; (v) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of Walter or any Subsidiary; (vi) there are no Tax Sharing Arrangements (as defined in Section 3.8(d)(v)) to which any Person other than Walter and its Subsidiaries is a party or is bound;
(vii) there are no material liens for Taxes upon the assets of Walter or any Subsidiary except liens relating to current Taxes not yet due; (viii) all material Taxes which Walter or any Subsidiary are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered upon the books of Walter or such Subsidiary; (ix) none of Walter and its Subsidiaries (other than ACEC) has been a member of any consolidated group other than the Company Group of which it is a member on the date hereof; (x) no material amount of the income of Walter and its Subsidiaries recognized, for federal, state, local or foreign income tax purposes, during the period beginning January 1, 1994 and ending on the Effective Date will (y) be derived other than in the ordinary course of business, or (z) arise from transactions of a type not reflected in the Tax Returns for the taxable year ending December 31, 1993;
(xi) except for the Closing Agreement expected to be entered into among Amoco Corporation, ACEC, CMS Energy and the Commissioner of Internal Revenue, and the ruling requests to be submitted to the Internal Revenue Service in connection with the transactions contemplated by the Amoco Stock Purchase Agreement and this Agreement, there are no Tax rulings, requests for rulings, requests for a change in method of accounting or closing agreements relating to Walter or any Subsidiary which could affect the liability of Walter or any Subsidiary for Taxes for any period after the Effective Date; (xii) none of Walter or any Subsidiary has filed a consent under Section 341(f) of the Code or any comparable provision of state statutes; (xiii) since January 1, 1994, none of Walter or any Subsidiary has taken any action not in accordance with past practice that would have the effect of deferring any material Tax liability for Walter or any Subsidiary from any taxable period ending on or before the Effective Date to any taxable period ending after the Effective Date; (xiv) no power of attorney has been granted with respect to any matter relating to Taxes of Walter or any Subsidiary which is currently in force; (xv) none of the property of Walter or any Subsidiary is required to be treated as owned by another person pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Equity and Fiscal Responsibility Act of 1982) or is "tax exempt use property" within the meaning of Section 168(h) of the Code or is subject to a so-called TRAC lease under Section 7701(h) of the Code or any predecessor provision; (xvi) neither Walter nor any Subsidiary has participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, and all filing requirements imposed by Section 999 of the Code with respect to Walter and its Subsidiaries have been and will be complied with; (xvii) neither Walter nor any Subsidiary has disposed of property in a transaction being accounted for under the installment method pursuant to
Section 453 or 453A of the Code; (xviii) neither Walter nor any Subsidiary has any corporate acquisition indebtedness, as described in Section 279(b) of the Code; (xix) no taxes with respect to the period January 1, 1994 through June 30, 1994 were paid by Walter (or charged to Walter through any intercompany account or payment) after June 30, 1994 which were not included in the provision for taxes on the Unaudited Statement of Income; (xx) except as may be limited as a result of the Merger and the other transactions contemplated by this Agreement, the "regular" and "alternative tax" consolidated net operating loss carryforwards set forth in Schedule 3.8(b) are each available to Walter and the Company Group of which Walter is a member for a period of fifteen taxable years from the end of the taxable year in which the applicable loss was incurred; (xxi) except as may be limited as a result of the Merger and the other transactions contemplated by this Agreement, the "regular" and "alternative tax" estimated consolidated net operating loss for the period January 1, 1994 through June 30, 1994 set forth in Schedule 3.8(c) will, to the extent it is not utilized to offset income for the period July 1, 1994 through and including the Effective Date, be available to CMS and members of the CMS Company Group for a period of fifteen taxable years following the Effective Date; (xxii) except as set forth in Schedule 3.8(b), Walter has elected to be bound by the provisions of Treasury Regulation Section 1.1503-2(g)(2) (and has complied with all of the requirements thereof) with respect to all of the losses incurred during the period covered by Schedule 3.8(b) which constitute "dual consolidated losses" (as defined in Section 1503 of the Code and the regulations thereunder); and (xxiii) except as set forth in Schedule 3.8(c), for the period January 1, 1994 through the Effective Date, for United States federal (and to the extent applicable, state or local) income tax purposes, neither Walter nor any Subsidiary has taken any loss, expense or deduction for any dual resident company or separate unit (as such terms are defined in Treasury Regulation Section 1.1503-2(c)) which Walter or such Subsidiary has used (or will use) to offset the income of any other Person under the laws of any foreign country.

                (b) No disposition by Walter or any of the Stockholders or the Preferred Stockholders pursuant to this Agreement is subject to withholding under Section 1445 of the Code and no stock transfer taxes, real estate transfer taxes, or other similar taxes will be imposed in respect of the Merger.

                (c) As a result of the Merger, none of Walter, any Subsidiary or the Surviving Corporation will be obligated (limited, in the case of the Surviving Corporation, to obligations to which the Surviving Corporation becomes subject as a result of any agreement or arrangement entered into by Walter or any Subsidiary prior to the Merger) to make a payment to an individual that would be an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                (d) None of Walter, any Subsidiary or the Surviving Corporation will be obligated to pay to the Republic of Congo any registration or other Tax as a result of the Merger or as a result of the acquisition by Walter of ACEC.

                (e) For purposes of this Section 3.8 and Section 7.2, notwithstanding any other provision hereof, the following definitions shall apply:

                (i) "Company Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Effective Date, includes or has included Walter, any of its Subsidiaries or any predecessor of or successor to Walter or any of its Subsidiaries (or another such predecessor or successor), or any other group of corporations which, at any time on or before the Effective Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with Walter or any of its Subsidiaries or any predecessor of or successor to Walter or any of its Subsidiaries (or another such predecessor or successor).

                (ii) "material" shall mean, with respect to Taxes or Tax Returns, that the failure on a timely basis to pay all such Taxes, to file all such Tax Returns or pay the Taxes due in respect of such Tax Returns, as the case may be, would result in an aggregate Tax liability of not less than U.S. $50,000 or its equivalent in foreign currency.

                (iii)  "Subsidiary" shall have the meaning ascribed thereto in
        Section 3.2(a) except that ACEC shall be treated as a Subsidiary only with respect to taxable periods of ACEC beginning after the closing date of the Amoco Stock Purchase Agreement.

                (iv) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean (i) any federal, state, local or foreign income, gross receipts, windfall profit, severance, property, production, sales, use, value added, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, excise, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or import or export duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority, and (ii) liability of Walter or any of its Subsidiaries (other than ACEC) for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of Walter or any of its Subsidiaries under any Tax Sharing Arrangement. Notwithstanding the preceding sentence, the term "Tax" shall not include any royalty or income share payable to any governmental body.

                (v) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                (vi) "Tax Sharing Arrangement" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return, which Tax Return includes Walter or any of its Subsidiaries (other than ACEC).

                SECTION 3.9. CONDITION OF TANGIBLE ASSETS. To the knowledge of Walter and the Stockholders, except as otherwise disclosed in Schedule 3.9, each material tangible operating asset owned or leased by Walter or any of its Subsidiaries (other than ACEC) and used as of the Effective Time in the Walter Business and having a book or fair market value in excess of U.S. $50,000 or its equivalent in foreign currency is, as of the Effective Time, in good operating condition (subject to reasonable wear and tear and immaterial impairments of value and damage) and generally suitable for the uses for which intended.

                SECTION 3.10. TITLE TO PROPERTY. Each of Walter and its Subsidiaries has good and, with respect to real property, indefeasible title to all of the material assets reflected on the Unaudited Balance Sheet as being owned by it and all of the material assets thereafter acquired by it (except to the extent that such assets have thereafter been disposed of in the ordinary course of business consistent with past practice), subject to no liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens") except (i) as noted in Schedule 3.10, (ii) for Liens for taxes not yet delinquent or the validity of which is being contested in good faith, (iii) any Liens arising by operation of law securing obligations not yet overdue and (iv) Liens that do not materially interfere with the present use or value of the applicable asset.

                SECTION 3.11. AVAILABILITY AND OWNERSHIP OF ASSETS. The assets shown on the Unaudited Balance Sheet, taken as a whole, include all the material properties and assets owned or used or held by Walter or its Subsidiaries (other than ACEC) during the past twelve months and required, in accordance with generally accepted accounting principles, to be reflected on the Unaudited Balance Sheet (except properties and assets sold, cash disposed of, accounts receivable collected, prepaid expenses realized, contracts fully performed, and properties or assets which had become worn out, obsolete or surplus, in each case in the ordinary course of business, and except for the stock of ACEC, which has been or will prior to the Effective Time be acquired pursuant to the merger contemplated by the Amoco Stock Purchase Agreement). There are no material assets or properties used in the Walter Business owned by any person other than Walter or its Subsidiaries which are leased or licensed pursuant to a lease or license that will terminate as a result of the consummation of the Merger and the other transactions contemplated hereby.

                SECTION 3.12.  PERSONAL PROPERTY LEASES.  Set forth in Schedule
3.12 is a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which Walter or any of its Subsidiaries (other than ACEC) is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third person having scheduled rental payments in excess of U.S. $50,000 per year or its equivalent in foreign currency.

                SECTION 3.13. ACCOUNTS RECEIVABLE. To the knowledge of Walter and the Stockholders, all outstanding accounts receivable of Walter and its Subsidiaries have arisen from bona fide transactions, except to the extent that a reserve in respect thereof shall have been established on the Unaudited Balance Sheet. To the knowledge of Walter and the Stockholders, the accounts receivable reflected in the Unaudited Balance Sheet, (including all accounts receivable of ACEC reflected in the Unaudited Balance Sheet or otherwise included in the calculation of Walter Consolidated Net Working Capital), taken as a whole, are good and collectible in all material respects in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowances for doubtful accounts reflected therein. Neither Walter nor any Stockholder has any knowledge that any accounts receivable to be reflected in the books and records of Walter and its Subsidiaries as of the Effective Date, taken as a whole, will not be good and collectible in all material respects in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowances for doubtful accounts reflected thereon, which allowances will be determined on a basis consistent with the basis used in determining the allowances for doubtful accounts reflected in the Balance Sheet.

                SECTION 3.14. INTELLECTUAL PROPERTY. (a) Schedule 3.14 contains a list of:

                (i) all material United States and foreign patents and patent applications, all material United States, state and foreign trademarks, service marks, trade names and copyrights for which registrations have been issued or applied for, and all other material United States, state and foreign trademarks, service marks, trade names and copyrights, owned by Walter or any of its Subsidiaries or in which Walter or any of its Subsidiaries holds any material right, license or interest, showing in each case the product, device, process, service, business or publication covered thereby, the registered or other owner, expiration date and, in the case of any such right, license or interest, a brief description thereof;

                (ii) all material agreements, commitments, contracts, understandings, licenses and assignments relating or pertaining to any asset, property or right described in the preceding clause to which Walter or any of its Subsidiaries is a party, showing in each case the parties thereto and, in the case of oral agreements, commitments, contracts, understandings, licenses and assignments, the material terms thereof;

                (iii) all material licenses or agreements pertaining to mailing lists, know-how, trade secrets, inventions or uses of ideas to which Walter or any of its Subsidiaries is a party, showing in each case the parties thereto and, in the case of oral licenses or agreements, a brief description of the material terms thereof; and

                (iv) all registered assumed or fictitious names under which Walter or any of its Subsidiaries is conducting its business as of the date hereof.

                (b) All patents listed in Schedule 3.14 as being owned by Walter or any of its Subsidiaries are valid and in full force, all patents listed in Schedule 3.14 as being used by Walter or any of its Subsidiaries are, to the knowledge of Walter, valid and in full force and all patent applications of Walter or any of its Subsidiaries, listed therein are in good standing, all without material challenge of any kind except as otherwise disclosed in
Schedule 3.14, and, except as otherwise disclosed in Schedule 3.14, Walter or a Subsidiary owns the entire right, title and interest in and to such patents and patent applications so listed as being owned by Walter or any of its Subsidiaries without limitation, burden or encumbrance of any kind, except for such limitations, burdens and encumbrances that would not have a Material Adverse Effect on Walter and its Subsidiaries taken as a whole. All of the registrations for trade names, trademarks, service marks and copyrights listed in Schedule 3.14 as being owned by Walter or any of its Subsidiaries are valid and in full force, all of the registrations for trade names, trademarks, service marks and copyrights listed in Schedule 3.14 as being used by Walter or any of its Subsidiaries are, to the knowledge of Walter, valid and in full force and all applications by Walter or any of its Subsidiaries for such registrations are pending and in good standing, all without material challenge of any kind except as otherwise disclosed in Schedule 3.14, and, except as otherwise disclosed in Schedule 3.14, Walter or its Subsidiaries owns the entire right, title and interest in and to all such trade names, trademarks, service marks and copyrights so listed as being owned by Walter or any of its Subsidiaries as well as the registrations and applications for registration therefor without qualification, limitation, burden or encumbrance of any kind, except for such qualifications, limitations, burdens and encumbrances that would not have a Material Adverse Effect on

Walter and its Subsidiaries taken as a whole. Correct and complete copies of all the patents and patent applications, registered trademarks, trade names, service marks and copyrights, registrations or applications therefor and licenses listed in Schedule 3.14 have heretofore been delivered by Walter to CMS Energy.

                (c) No infringement of any patent, patent right, trademark, service mark, trade name, or copyright or registration thereof has occurred or results in any way from the operations or business of Walter or its Subsidiaries, except for such infringements that would not have a Material Adverse Effect on Walter and its Subsidiaries taken as whole.

                SECTION 3.15. OWNED REAL PROPERTY. Schedule 3.15 contains a brief description of each parcel of real property owned by Walter or any of its Subsidiaries (the "Owned Real Property") and of each option held by Walter or any of its Subsidiaries to acquire any real property. Complete and correct copies of any title opinions, surveys and appraisals in the possession of Walter or any of its Subsidiaries or any policies of title insurance currently in force and in the possession of Walter or any of its Subsidiaries with respect to each such parcel have heretofore been made available by Walter to CMS Energy.

                SECTION 3.16. LEASED REAL PROPERTY. Schedule 3.16 sets forth a list of each lease or similar agreement under which (i) Walter or any of its Subsidiaries is lessee of, or holds or operates, any real property or interest therein owned by any third person, (ii) to the knowledge of Walter and the Stockholders, Walter or any of its Subsidiaries has been lessee of, or has held or operated, any real property owned by any third person and is as of the date hereof, or will be as of the Effective Date, subject to any actual or contingent liability (other than any liability in respect of a matter referred to in Section 3.29) in respect thereof (the real property described in clauses
(i) and (ii) above being collectively referred to herein as the "Leased Real Property") or (iii) Walter or any of its Subsidiaries is lessor of any of the Owned Real Property. Except as set forth in Schedule 3.16, Walter or a Subsidiary has the right to quiet enjoyment of all the Leased Real Property described in clause (i) of the immediately preceding sentence for the full term of each such lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of Walter or such Subsidiary in such real property is not subject or subordinate to any encumbrance, except for any failure to have such right or the existence of any such encumbrance that would not have a Material Adverse Effect on Walter and its Subsidiaries taken as whole. Complete and correct copies of any title opinions, surveys and appraisals in the possession of Walter or any of its Subsidiaries or any policies of title insurance currently in force and in the possession of

Walter or any of its Subsidiaries with respect to each such parcel of leased property have heretofore been made available by Walter to CMS Energy.

                SECTION 3.17.  OBLIGATIONS; LITIGATION.  Except as set forth in
Schedule 3.17, Walter and its Subsidiaries have performed all obligations required to be performed by them to date, and are not in default, under any agreement, lease or other document to which either is a party, or under any law or order of any court or governmental agency, except for such failures to perform or defaults that would not have a Material Adverse Effect on Walter and its Subsidiaries taken as whole. Except as set forth in Schedule 3.17, there are no claims, actions, suits or proceedings to which Walter or any of its Subsidiaries is a party or any of their respective properties is subject or by which any of them is bound, pending or, to the knowledge of Walter or any Stockholder, threatened before or by any court or governmental agency, which is reasonably expected to have a Material Adverse Effect on Walter and its Subsidiaries taken as a whole or prevent or hinder the consummation of the transactions contemplated hereby.

                SECTION 3.18. AMOCO STOCK PURCHASE AGREEMENT. None of Walter or any Stockholder has taken any action that would cause the Amoco Stock Purchase Agreement or any other material agreements executed in connection with the Amoco Stock Purchase Agreement not to be, and neither Amoco (as hereinafter defined) nor Nuevo has asserted to Walter that the Amoco Stock Purchase Agreement or such other material agreement does not constitute, a legal, valid and binding agreement. None of Amoco, Nuevo, Nuevo Congo (as hereinafter defined), Walter nor Walter Congo (as hereinafter defined) is, and, to the knowledge of Walter or any Stockholder, none of such parties is alleged to be, in breach or default in any material respect under the Amoco Stock Purchase Agreement or such other material agreement, and the conditions to the obligation of each party to such Agreement to consummate the transactions contemplated thereby were as of the date of consummation of such transactions, and will continue as of the Effective Date to be, satisfied.

                SECTION 3.19.  COMPLIANCE WITH LAWS.  Except as disclosed in
Schedule 3.19, Walter and its Subsidiaries are in compliance with the provisions of all applicable laws and regulations of all federal, state, local and foreign governments, including but not limited to all Applicable Environmental Laws (as defined in Section 3.29(a)), except to the extent that the failure to comply therewith would not have a Material Adverse Effect on Walter and its Subsidiaries taken as whole. Except as disclosed in Schedule 3.19, to the knowledge of Walter and each Stockholder, there are no proposed orders, judgments, decrees, governmental takings, condemnations or other proceedings, in each case binding upon the business, operations or properties of

Walter or any of its Subsidiaries and which would have a Material Adverse Effect on Walter and its Subsidiaries taken as a whole.

                SECTION 3.20. PERMITS. Each of Walter and its Subsidiaries possesses all material federal, state, local and foreign governmental and regulatory franchises, rights, privileges, permits, grants, concessions, licenses, certificates, variances, authorizations, approvals, production sharing arrangements, conventions, and other material authorizations (including any amendments to any thereof) necessary to own or lease and operate its material properties and to conduct its business as now conducted and all rights to explore for, develop and/or produce hydrocarbons and to conduct all operations related thereto (collectively, the "Permits"), including but not limited to environmental Permits. All Permits are set forth in Schedule 3.20, except for such Permits which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture.

                Except as disclosed in Schedule 3.20, all Permits are in full force and effect and will continue in full force and effect immediately following the consummation of the Merger without the breach of any terms or conditions thereof or the forfeiture or impairment of any rights thereunder and no consent, approval or act of, or the making of any filing with, any governmental body, regulatory commission or other party will be required to be obtained or made by Walter or any of its Subsidiaries in respect of any Permit as a result of the consummation of the Merger and the other transactions contemplated hereby. Neither Walter nor any of its Subsidiaries is in default in any material respect under the terms of any such Permit nor has received notice of any material default thereunder.

                SECTION 3.21.  INSURANCE.  Walter and its Subsidiaries (except
ACEC) maintain policies of fire and casualty, liability (general, product and other liability), workers' compensation and other forms of insurance and bonds with those insurers listed on Schedule 3.21. Schedule 3.21 contains a list and brief description (including type of coverage, limits, deductibles, carriers and effective and termination dates) of all policies of insurance maintained by Walter or any of its Subsidiaries (except for ACEC) since December 31, 1991, up to and including the Effective Date. Each of Walter and its Subsidiaries (except for ACEC) is a named insured or is otherwise covered under each such policy, and each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

                Walter has made available to CMS Energy complete and correct copies of all policies listed on Schedule 3.21, together with all riders and amendments thereto, and, to the knowledge of Walter and the Stockholders, no insurer under such policies has a basis to void such policies on grounds of non-disclosure on the part of the policyholder or the insured thereunder.

                Schedule 3.21 hereto includes a list of each claim and each notice of claim submitted under any such policy since December 31, 1991.
Except for any such claims or notices of claim, the full policy limits (subject to deductibles provided therein) are available and unimpaired under each such policy. Each of Walter and its Subsidiaries and affiliates has complied with each such policy in all material respects and has not failed to give any notice or present any claim thereunder in a due and timely manner.

                SECTION 3.22. EMPLOYEE BENEFIT PLANS. (a) Schedule 3.22(a) sets forth a list of, and, except as set forth in Schedule 3.22(a), Walter has made available to CMS Energy copies of, any pension, profit sharing, retirement, disability, health, welfare or other "employee benefit plan", as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), bonus, stock option or other equity based, incentive, severance, termination, retention or other material employee benefit or compensation plan, policy, arrangement or agreement, whether written or unwritten, other than any of the same of ACEC that will terminate as of or prior to the closing of the Amoco Stock Purchase Agreement, (i) under which any employee or former employee of Walter or any of its Subsidiaries or the beneficiary or dependent of any such employee or former employee (collectively, the "Participants") is eligible to participate or derive a benefit and (ii) that is established, maintained or contributed to by Walter or any of its Subsidiaries or any trade or business, whether or not incorporated, which would be treated as a single employer together with Walter and its Subsidiaries under
Section 414 of the Code, as of any date of determination (each, an "ERISA Affiliate") or to which Walter or any of its Subsidiaries or any ERISA Affiliate is obligated to contribute (collectively, the "Plans"). No Plan is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA. No Plan is intended to qualify under Section 401(a) of the Code. Each of the Plans has been operated and administered in accordance with ERISA, the Code and all other applicable laws, regulations and rules, except where any such noncompliance would not result in a material liability to Walter or any of its Subsidiaries or CMS Energy. There are no material pending or, to the knowledge of Walter or any Stockholder, threatened, claims by or on behalf of any Plan, by or on behalf of any Participant or otherwise involving any Plan (other than routine claims for benefits).

                (b) Neither Walter nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained or contributed to, or been required to contribute to, any employee benefit plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA.

                (c) No Plan is a "multiemployer plan" or a "multiple employer plan" within the meaning of ERISA or the Code.

                (d) Except as disclosed on Schedule 3.22(d), no Plan is subject to the law of any jurisdiction outside of the United States of America.

                (e) No Participant is or may become entitled to post-employment benefits of any kind by reason of employment with Walter or any of its Subsidiaries, including, without limitation, death or medical benefits (whether or not insured), other than coverage mandated by section 4980B of the Code. The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any participant.

                (f) Schedule 3.22(f) sets forth a list of any Plan which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, including any Plan which may be required by local law ("Foreign Plan") and identifies which Foreign Plan, if any, is, under applicable local law, required to be funded through a trust or other funding vehicle ("Foreign Pension Plan"). Each Foreign Plan is required by applicable foreign law and is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Plan. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against Walter, any of its Subsidiaries or any ERISA Affiliate with respect to any Foreign Plan.

                (g) Walter has delivered, or made available, to CMS Energy with respect to each Plan subject to ERISA, correct and complete copies, where applicable, of (i) all Plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed three plan years for which such reports have been filed, (iv) all correspondence with the Internal Revenue Service, Department of Labor and Pension Benefit Guaranty Corporation concerning any controversy.

                (h) All amounts that have been credited, or may in the future be credited, to any participant under the Walter International, Inc. Phantom Stock Plan have been paid to such participants or fully accrued and reflected in the books of Walter as of June 30, 1994.

                SECTION 3.23.  EMPLOYEES AND AGENTS AND RELATED AGREEMENTS.
(a) Except as set forth in Schedules 3.23(a) or 3.30, and other than those of ACEC that will terminate as of or prior to the closing of the Amoco Stock Purchase Agreement, neither Walter nor any of its Subsidiaries is a party to or bound by any oral or written employment agreement, consulting agreement (other than employment or consulting agreements under which the obligations of Walter or such Subsidiary are terminable by Walter or such Subsidiaries without premium or penalty (other than statutory severance or termination benefits) on notice of 30 days or less), deferred compensation agreement, confidentiality agreement or covenant not to compete with any officer, director, stockholder, employee, agent or attorney-in-fact of Walter or any of its Subsidiaries. Walter has made available to CMS Energy complete and correct copies of each such agreement or instrument.

                (b) Schedule 3.23(b) contains a list of all employees or independent contractors of Walter or any of its Subsidiaries (except ACEC) as of or since December 31, 1993 whose rate of annual compensation from Walter and all such Subsidiaries was in excess of U.S. $50,000 or its equivalent in foreign currency on such date.

                SECTION 3.24. EMPLOYEE RELATIONS AND LABOR MATTERS. (a) Walter and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and are not liable for any material arrearages of wages or any material taxes or penalties for failure to comply with any of the foregoing. Walter believes that the relations of Walter and its Subsidiaries with their employees are good.

                (b) Except as set forth in Schedule 3.24(b) hereto, neither Walter nor any of its Subsidiaries is a party to any collective bargaining agreement and Walter and its Subsidiaries have complied in all material respects with all such collective bargaining agreements. Neither Walter nor any of its Subsidiaries is a party to or, to the knowledge of Walter or any Stockholder, is threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving its employees. To the knowledge of Walter or any Stockholder, neither Walter nor any of its Subsidiaries is materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any of its suppliers or customers. Schedule 3.24(b) hereto sets forth a list of any union organizing or election activities involving any non-union employees of Walter or any of its Subsidiaries known to Walter which have occurred since December 31, 1990 or, to the knowledge of Walter or any Stockholder, are threatened as of the date hereof.

                SECTION 3.25.  ABSENCE OF CERTAIN BUSINESS PRACTICES.  (a)
None of Walter or any of its Subsidiaries, any officer, employee or agent of Walter or any of its Subsidiaries or any other person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Walter or any of its Subsidiaries (or assist Walter or any of its Subsidiaries in connection with any actual or proposed transaction) (a) which might subject Walter or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) which, if not continued in the future, would have an adverse affect on the assets, business, operations or prospects of Walter or any of its Subsidiaries or which would subject Walter or any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding, (c) for any of the purposes described in section 162(c) of the Code, or (d) for establishment or maintenance of any concealed fund or concealed bank account.

                (b) Walter and each of its Subsidiaries is in compliance with all applicable provisions of the Foreign Corrupt Practices Act of 1976, as amended.

                SECTION 3.26. TERRITORIAL RESTRICTIONS. Except as set forth on Schedule 3.26, neither Walter nor any of its Subsidiaries is restricted in any material respect by any written agreement or understanding with third parties from carrying on its business anywhere in the world.

                SECTION 3.27. TRANSACTIONS WITH CERTAIN PERSONS. Except as set forth in Schedule 3.27 hereto, neither Walter nor any of its Subsidiaries has, directly or indirectly, purchased, leased or otherwise acquired any material property or obtained any material services from, or sold, leased or otherwise disposed of any material property or furnished any material services to (except with respect to remuneration for services rendered as a director, officer or employee of Walter or any of its Subsidiaries), in the ordinary course of business or otherwise, (a) any Stockholder, (b) any affiliate of Walter or any of its Subsidiaries, (c) any person who is an officer or director of Walter or any of its Subsidiaries or (d) any associate of any person referred to in clause (a), (b) or (c) above. Except as set forth in Schedule
3.27 hereto, neither Walter nor any of its Subsidiaries owes any amount in excess of U.S. $10,000 or its equivalent in foreign currency to, or has any contract with or commitment to, any Stockholder, director, officer or employee of Walter or any of its Subsidiaries (other than for compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) and none of such persons owes any amount in excess of U.S. $10,000 or its equivalent in foreign currency to Walter or any of its Subsidiaries.

                SECTION 3.28. NO FINDER. Neither Walter nor any of its Subsidiaries nor any party acting on the behalf of any of them has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                SECTION 3.29. ENVIRONMENTAL MATTERS. (a) Each of Walter and its Subsidiaries:

                (i) have complied with and are in compliance with any Applicable Environmental Laws, including those with respect to the use, handling, discharge, release and/or disposal of any Hazardous Substance;

                (ii) have not received and are not otherwise aware of any notice or claim alleging a violation of any Applicable Environmental Law by Walter or any of its Subsidiaries; and

                (iii) have no material liability, known or contingent, arising out of or related to a Release or threatened Release at any location of any Hazardous Substance into the environment, or any remedial action in response thereto.

                (b) For purposes of this Section 3.29, the following definitions should apply:

                (i) "Applicable Environmental Laws" shall mean any environmental, health, safety statutes, laws, rules, regulations, ordinances and codes, whether United States federal or state or any foreign government or political subdivision thereof, applicable to the relevant operation;

                (ii) "Hazardous Substance" means any hazardous or toxic waste, substance or constituent, or other hazardous substance, including petroleum or its constituents, drilling mud or production wastes, as defined or regulated under any Applicable Environmental Laws.

                (ii) "material" means any fines, penalties, natural resource damages, costs or expenses arising under Applicable Environmental Laws that would result in an aggregate liability to Walter or any of its subsidiaries of not less than U.S. $50,000 per year or its equivalent in foreign currency;

                (iv) "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal; leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or Property.

                SECTION 3.30.  CONTRACTS.  (a)  Except as set forth in Schedule
3.30 or, in the case of clauses (ii) and (v) below, as are contained in records and files of Walter or its Subsidiaries located in Houston, Texas, Pointe Noire, Republic of the Congo and Malabo, Republic of Equatorial Guinea and made fully available for inspection by CMS Energy, neither Walter nor any of its Subsidiaries is a party to or is bound by any oral or written contract, agreement, commitment or instrument:

                (i) for the purchase, sale or lease (except if the scheduled lease payments are less than U.S. $25,000 per year or its equivalent in foreign currency) of real property;

                (ii) relating to oil, gas and mineral or other leases, joint operating agreements, farm-out and farm-in agreements, service contracts and similar agreements, option agreements, pooling and unitization agreements, production marketing agreements, gas balancing agreements, gas sales contracts, production sales contracts, processing agreements, permits, licenses and orders, oil and gas concessions, conventions, production sharing or similar agreements and all agreements relating to the same, oil sales contracts, or assignments of rights or obligations under any such agreements;

                (iii) which provides for, or relates to, the guarantee by Walter or any of its Subsidiaries of any obligation of any customers, suppliers, officers, directors, employees or affiliates of Walter or such Subsidiaries;

                (iv) which provides for, or relates to, the incurrence by Walter or any of its Subsidiaries of debt for borrowed money in excess of U.S. $10,000 or its equivalent in foreign currency;

                (v) which provides for, or relates to, any non-competition or confidentiality arrangement with any person, including any current or former officer or employee of Walter or any of its Subsidiaries;

                (vi) for capital expenditures in excess of U.S. $25,000 or its equivalent in foreign currency for any single project or related series of projects;

                (vii) any partnership, joint venture or other similar arrangements or agreements involving a sharing of profits or losses;

                (viii) which (other than contracts, agreements, commitments and instruments of the nature described in clauses (i) through (vii) above) involve payments or receipts by Walter or any of its Subsidiaries of more than U.S. $25,000 or its equivalent in foreign currency; and

                (ix) for any purpose (whether or not made in the ordinary course of the business or otherwise not required to be listed or described in Schedule 3.30) which is material to the business of Walter and its Subsidiaries taken as a whole.

                (b) Except as set forth in Schedule 3.30, Walter and its Subsidiaries have fulfilled and performed their obligations in all material respects under each of the leases, contracts and other agreements listed in
Schedule 3.30 or referred to in clause (ii) or (v) of Section 3.30(a) (collectively, together with other material leases, contracts and other agreements listed in other Schedules under this Article III, the "Walter Agreements") and are not, or, to the knowledge of Walter, are not alleged to be, in breach or default in any material respect under, nor, to the knowledge of Walter or any Stockholder, is there or, to the knowledge of Walter, is there alleged to be any basis for termination of, any of the Walter Agreements and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Walter or any of its Subsidiaries. Copies of each of the Walter Agreements have heretofore been made available to CMS Energy by Walter.

                Except as disclosed on Schedule 3.30, the Walter Agreements (i) have been duly authorized, executed and delivered by Walter or the Subsidiaries of Walter that are a party thereto, and (ii) are in full force and effect and constitute legal, valid, binding and enforceable obligations of Walter or such Subsidiaries and will continue in full force and effect following the consummation of the Merger without the breach of any terms or conditions thereof or the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other person or party.

                SECTION 3.31. NO GUARANTIES; EXTENSIONS OF CREDIT. Except as set forth in Schedule 3.31, no material obligations or liabilities of Walter or any of its Subsidiaries are guaranteed by or subject to a similar contingent obligation of any other person, nor has Walter or any of its Subsidiaries guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of, or extended credit to any other person.

                SECTION 3.32. GAS IMBALANCES; PRODUCTION RIGHTS AND OBLIGATIONS. (a) Except as disclosed on Schedule 3.32, there are no gas imbalances pertaining to the production and marketing of gas as between Walter or any of its Subsidiaries and any third party.

                (b) Except as disclosed on Schedule 3.32, neither Walter nor any of its Subsidiaries has received any advance, "take-or-pay," or other similar payments under production sales contracts that entitle the purchasers to "make-up" or otherwise receive deliveries of hydrocarbons without paying at such time the full contract price therefor. Except as disclosed on Schedule 3.32, (i) all gas marketing contracts may be terminated on not more than sixty
(60) days notice without penalty, or contain pricing terms that are market sensitive, and (ii) any calls upon, options to purchase, or similar rights are exercisable at a price that is at, or near, the fair market price for such production in the general area involved. Except as disclosed on Schedule 3.32, Walter is receiving the prices stipulated in its oil and gas sales contracts, as amended through the date of this Agreement and, to the best knowledge of Walter and each Stockholder, no purchaser of oil or gas production has proposed or threatened any reduction in prices or purchases of such production under any contract or arrangement or have taken or are threatening to take unilateral action that would have a material adverse effect on the price or quantities of purchases under any such contract or arrangement or that would have a Material Adverse Effect on Walter and its Subsidiaries taken as a whole. Each of Walter and its Subsidiaries has paid to each royalty and overriding royalty owner (or such other party in interest as may be entitled to share therein) such owner's or party's full share of any royalty or other payments with respect to advance, "take-or-pay" or similar payments (including, but not limited to, payments relating to any "buy-down" or "buy-out" of any such contract or arrangement) and no such owner has proposed, demanded or threatened to demand that it is entitled to any further payments.

                SECTION 3.33. NET REVENUE INTERESTS AND COST AND EXPENSE BEARING INTERESTS. (a) The net revenue interests and cost and expense bearing interests utilized to calculate the net cash flow values in the cash flow statements attached as Schedule 3.33(a) (collectively, the "Cash Flow Statements") relating to the oil and gas reserves of Walter and its Subsidiaries accurately state Walter's and its Subsidiaries' net revenue interests and cost and expense bearing interests in those oil and gas reserves, given the assumptions used in the Cash Flow Statements regarding oil prices, reserve volumes, production rates, operating and capital expenditure amounts and schedules, and taxes.

                (b) The historical production figures for oil, gas and water, revenue and expense figures, and the advance account figures under the Joint Operating Agreement related to the interests of ACEC in the Republic of the Congo provided by Walter to CMS Energy are, to the knowledge of Walter and the Stockholders, accurate and complete in all material respects; and the historical production figures for oil, gas and water, revenue and cost and expense figures, related to the interests of Walter or its Subsidiaries in the Republic of Equatorial Guinea provided by Walter to CMS Energy are accurate and complete in all material respects.

                (c) To the knowledge of Walter, all oil wells and gas wells (collectively, the "Wells"), including without limitation, the wells specifically identified on Schedule 3.33 and all fresh water wells, injection wells, salt water disposal wells and other wells of every nature and kind, and Wells-in-progress to the extent applicable, whether producing or non-producing, located on areas covered by Permits held directly, indirectly or beneficially by Walter or its Subsidiaries, including, without limitation, the Permits specifically identified on Schedule 3.33, have been drilled and completed substantially within the limits permitted by applicable Permit and applicable local, state, federal or foreign laws, rules or regulations. To the best knowledge of Walter, no Well is subject to material penalties or production restrictions because of any overproduction or any other violation of applicable laws, rules, regulations, permits or judgments, orders or decrees of any court or governmental body or agency which would have a material adverse effect on the operation of any of the Wells. To the best knowledge of Walter, and except as identified in Schedule 3.33, there are no Wells located in areas covered by Permits that:

                (i) Walter or any Subsidiary is currently obligated by law or contract to plug and abandon;

                (ii) Walter or any Subsidiary will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the Well is not currently capable of producing in commercial quantities;

                (iii) are subject to temporary exceptions granted by governmental authorities to plugging and abandonment that would otherwise be required under applicable law;

                (iv) have been plugged and abandoned in a manner not in substantial compliance with all applicable requirements of regulatory authority having jurisdiction thereof; and

                (v) could be classified as "sour" wells because of the content of H2S in the oil and gas.

                SECTION 3.34. CMS COMMON SHARES. Each Stockholder severally represents and warrants that such Stockholder has received (i) the Prospectus of CMS Energy dated November 2, 1994 relating to the CMS Common Shares on November 4, 1994; (ii) the CMS Energy SEC Documents (as hereinafter defined) on November 4, 1994, and (iii) such further information as such Stockholder reasonably requests concerning CMS Energy and its business, results of operations and financial condition.

                SECTION 3.35. DISCLOSURE. None of the representations and warranties contained herein, the information contained in the Schedules referred to in this Article III and the other information or documents referred to in this Article III as having been furnished or to be furnished or made available to CMS Energy or any of its representatives by Walter, the Stockholders or their representatives pursuant to the terms of this Agreement is false or misleading in any material respect to the transaction taken as a whole or omits to state a fact necessary to make the statements herein or therein not misleading in any material respect to the transaction taken as a whole. To the best knowledge of Walter and each Stockholder, there is no fact (other than those relating to the industry in general and not specifically relating to Walter, its Subsidiaries, their respective assets or the Stockholders) which adversely affects the properties, business or prospects of Walter and its Subsidiaries in any material respect to the transaction taken as a whole which has not been set forth or referred to in this Agreement or the Schedules hereto.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF CMS ENERGY

                As an inducement to Walter, the Stockholders, the Preferred Stockholders and the Warrantholders to enter into this Agreement and to consummate the transactions contemplated herein, CMS Energy hereby warrants and represents to Walter, the Stockholders, the Preferred Stockholders and the Warrantholders and agrees as follows:

                SECTION 4.1. ORGANIZATION OF CMS ENERGY. CMS Energy is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan. CMS Energy is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of the properties used in its business or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not have a material adverse effect on the financial condition or results of operation of CMS Energy and its consolidated subsidiaries taken as a whole, and no other jurisdiction has demanded, requested or otherwise indicated that

CMS Energy is required so to qualify. CMS Energy has full corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted.

                SECTION 4.2. AUTHORITY. CMS Energy has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by CMS Energy and the consummation by CMS Energy of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CMS Energy. This Agreement is, and each other agreement or instrument of CMS Energy contemplated hereby when executed and delivered will be, the legal, valid and binding agreement of CMS Energy enforceable against CMS Energy in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                Neither the execution and delivery of this Agreement by CMS Energy nor consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by CMS Energy will (a) result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any encumbrance upon any of the material assets of CMS Energy, under (i) the articles of incorporation or the by-laws of CMS Energy, (ii) any material instrument, agreement, mortgage, indenture, deed of trust, permit, concession, grant, franchise, license, judgment, order, award, decree or other restriction to which CMS Energy is a party or any of its material properties is subject or by which any of them is bound or (iii) any material statute, other law or regulatory provision affecting CMS Energy other than, in the case of clauses (ii) or (iii), any such breaches, defaults, rights, or encumbrances that, individually or in the aggregate, would not have a material adverse effect on the financial condition or results of operation of CMS Energy and its consolidated subsidiaries taken as a whole, materially impair the ability of CMS Energy to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or (b) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, by or on behalf of, CMS Energy or Sub, except for the filing of a Form S-4 with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") and the declaration of effectiveness thereof by the SEC, and for the applicable requirements of the HSR Act, the filing of Articles of Merger with the Secretary of State of the State of Texas, and appropriate documents with the relevant authorities of other jurisdictions in which Walter is qualified to do business, such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, such filings as may be required in connection with the Amoco Stock Purchase Agreement, such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Walter or any of its Subsidiaries conducts any business or owns any property or assets or the corporation, takeover or blue sky laws of various states, and such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operation of CMS Energy and its consolidated subsidiaries taken as a whole, materially impair the ability of CMS Energy to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                SECTION 4.3. SHARES OF CMS COMMON STOCK. The CMS Common Shares to be delivered to the Stockholders of Walter pursuant to this Agreement will, when issued and delivered in accordance with the terms hereof, be validly issued, fully paid and nonassessable and registered with the SEC on Form S-4 under the Securities Act and listed, or approved for listing upon notice of issuance, on the NYSE.

                SECTION 4.4. CAPITALIZATION. The authorized capital of CMS Energy consists of (i) 250,000,000 shares of common stock, $.01 par value, of which as of September 30, 1994, 86,246,928 shares were issued and outstanding, 2,829,900 shares were held by CMS Energy and 1,382,950 shares were reserved for issuance under certain CMS Energy compensation plans, and (ii) 5,000,000 shares of preferred stock, $.01 par value, none of which is issued and outstanding or reserved for any purpose. All of the outstanding shares of CMS Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except for options granted pursuant to certain CMS Energy compensation plans and as contemplated hereby, there are no options, warrants or other rights to acquire from CMS Energy or agreements or commitments by CMS Energy to issue or sell shares of its capital stock, whether on conversion of other securities or otherwise. None of the issued and outstanding shares of CMS Common Stock has been issued in violation of, or is subject to, any preemptive or subscription rights. There are no stockholder agreements, voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings to which CMS Energy is a party restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to any shares of capital stock of CMS Energy.

                SECTION 4.5. OPERATIONS SINCE SEPTEMBER 30, 1994. Except as set forth in the CMS Energy SEC Documents, since September 30, 1994, there has been: (i) no material adverse change in the financial condition or results of operation of CMS Energy and its consolidated subsidiaries taken as a whole; and
(ii) no damage, destruction, loss or claim with respect to, whether or not covered by insurance, or condemnation or other taking of, assets having a material adverse effect on the financial condition or results of operation of CMS Energy and its consolidated subsidiaries taken as a whole.

                SECTION 4.6. COMPLIANCE WITH LAWS. CMS Energy is in compliance with the provisions of all applicable laws and regulations of the federal, state, local and foreign governments, except to the extent that the failure to comply therewith would not have a material adverse effect on the financial condition or results of operation of CMS Energy and its consolidated subsidiaries taken as a whole. Except as set forth in the CMS Energy SEC Documents, to the knowledge of CMS Energy, there are no proposed orders, judgments, decrees, governmental takings, condemnations or other proceedings, in each case binding upon the business, operations or properties of CMS Energy or any Subsidiary thereof, which would have a material adverse effect on the financial condition or results of operation of CMS Energy and its consolidated subsidiaries taken as a whole.

                SECTION 4.7. SEC DOCUMENTS. CMS Energy has previously delivered to Walter complete and correct copies of all reports (including annual reports on Form 10-K, current reports on Form 8-K, quarterly reports on Form 10-Q and proxy statements) filed by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 1993 (the "CMS Energy SEC Documents"). None of the information supplied by CMS Energy and included in the Registration Statement or the Prospectus (as hereinafter defined), as it may be amended or supplemented, or the documents filed under the Exchange Act which are incorporated by reference therein, as of their respective effective, issue or filing dates, does or will, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Prospectus comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

                SECTION 4.8. NO FINDER. Neither CMS Energy nor any party acting on its behalf has paid or become obligated to pay any fee or any commission to any broker, finder or intermediary for or on account of the transactions contemplated herein.


                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF SUB

                As an inducement to Walter, the Stockholders, the Preferred Stockholders and the Warrantholders to enter into this Agreement and to consummate the transactions contemplated hereby, CMS Energy and Sub hereby jointly and severally warrant and represent to Walter, the Stockholders, the Preferred Stockholders and the Warrantholders and agree as follows:

                SECTION 5.1. ORGANIZATION AND STANDING. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. Sub was organized solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with this Agreement and has no material assets (other than the rights and obligations referred to in this Agreement).

                SECTION 5.2. CAPITAL STRUCTURE. The authorized capital stock of Sub consists of 1,000 shares of common stock, $.01 par value, of which 10 shares are validly issued and outstanding, fully paid and nonassessable and are owned by CMS Energy free and clear of all liens, claims and encumbrances.

                SECTION 5.3. AUTHORITY. Sub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and by CMS Energy as its sole stockholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and this Agreement is, and each other agreement or instrument of Sub contemplated hereby when executed and delivered will be, the legal, valid and binding agreement of Sub enforceable against Sub in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                                   ARTICLE VI

                      ACTIONS PRIOR TO THE EFFECTIVE DATE

                CMS Energy, Sub and Walter (and the Stockholders with respect to Sections 6.2, 6.7, 6.8, 6.11, 6.13 and 6.14, the Preferred Stockholders only with respect to their individual obligations set forth in Sections 6.2, 6.6(b), 6.7, 6.8 and 6.14, and the Warrantholders only with respect to their individual obligations set forth in Sections 6.7, 6.8 and 6.13) covenant and agree to take the following respective actions between the date hereof and the Effective
Date:

                SECTION 6.1. ISSUANCE OF CMS COMMON SHARES. (a) CMS Energy has filed a registration statement on Form S-4 with the SEC containing a prospectus (the "Prospectus") covering the issuance and sale of the CMS Common Shares to be delivered hereunder. CMS Energy will use all reasonable efforts to cause such registration statement (the "Registration Statement") to be effective at least twenty (20) Business Days prior to the Effective Date. CMS Energy shall deliver to the NYSE pursuant to Rule 153 under the Securities Act copies of the Prospectus included in the Registration Statement, as the same may be amended or supplemented from time to time.

                (b) CMS Energy shall use all reasonable efforts to list the CMS Common Shares to be issued hereunder on the NYSE.

                SECTION 6.2. ACTION BY STOCKHOLDERS OF WALTER. Walter shall duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the Merger and adopting this Agreement. Walter will, through its Board of Directors, recommend to its stockholders the adoption of this Agreement. In lieu of such meeting, the stockholders of Walter may take the actions described in the preceding sentence by unanimous written consent in accordance with the TBCA. Each of the Stockholders, the Preferred Stockholders and the Warrantholders agrees to take all necessary action to cause this Agreement to be so adopted.

                SECTION 6.3. AMOCO STOCK PURCHASE AGREEMENT. Walter shall use all reasonable efforts to consummate the transactions contemplated by the Amoco Stock Purchase Agreement on the terms set forth therein.

                SECTION 6.4. INVESTIGATION OF WALTER. Walter shall afford to the officers, employees and authorized representatives of CMS Energy (including, without limitation, independent public accountants, attorneys, environmental consultants and financial advisors of CMS Energy), reasonable access during normal business hours to the offices, properties, employees and business and financial records (including, without limitation, computer files, retrieval programs and similar documentation) of Walter to the extent CMS Energy shall deem necessary or desirable, and shall furnish to CMS Energy or its authorized representatives such additional information concerning the operations, properties and businesses of Walter as may be reasonably requested in writing, to enable CMS Energy or its authorized representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify the accuracy of the financial statements referred to in
Section 3.5 and to determine whether the conditions set forth in Article VIII have been satisfied. CMS Energy agrees that such investigations shall be conducted in such manner as not to interfere unreasonably with the operation of the business of Walter. Without limiting the foregoing, Walter shall permit CMS Energy, or its representatives, to conduct a site inspection of any of the Owned Real Property or the Leased Real Property or any real property covered by any Permit and to conduct an environmental audit of any such properties with respect to any environmental health and safety issues deemed material by CMS Energy.

                SECTION 6.5. LAWSUITS, PROCEEDINGS, ETC. Each of CMS Energy and Walter shall notify the other promptly of any lawsuit, proceeding, claim or investigation that may be threatened, brought, asserted or commenced against any party hereto involving in any way the transactions contemplated by this Agreement or that would have been listed in Schedule 3.17 or the CMS Energy SEC Documents if such lawsuit, proceeding, claim or investigation had arisen prior to the date hereof.

                SECTION 6.6.  CONDUCT OF BUSINESS BY WALTER PENDING THE MERGER.
(a) During the period from July 1, 1994 through the Effective Time, except as set forth in any Schedules to this Agreement or as expressly contemplated by this Agreement, Walter has carried on, and will carry on, its business in, and has not entered into, and will not enter into, any material transaction other than in the ordinary course consistent with past practice and, to the extent consistent therewith, has used and will use its reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and preserve its relationships with customers, suppliers and others having business dealings with it (except with the prior written consent
of CMS Energy).   Without limiting the generality of the foregoing, and except as set forth in any Schedules to this Agreement or as expressly contemplated by this Agreement, Walter and its Subsidiaries has not since June 30, 1994 and shall not, without the prior written consent of CMS Energy:

                (i) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to the Stockholders in their capacity as such (other than any such payments or distributions otherwise permitted to be made under this Agreement), (y) split, combine or reclassify any of its capital stock or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of Walter or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including, without limitation, any rights, warrants or options to acquire any securities) (other than any issuances of its common stock upon exercise of the Warrants to acquire 3,500 shares of Walter Common Stock not held by the Preferred Stockholders);

                (iii)  amend its articles of incorporation or by-laws;

                (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof (other than as contemplated by the Amoco Stock Purchase Agreement;

                (v) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets, except sales in the ordinary course of business and the sale, lease or other disposition of other assets having a book or fair market value in the aggregate not exceeding U.S. $25,000 or its equivalent in foreign currency;

                (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, or make any loans, advances or capital contributions to, or investments in, any other person, except the incurrence and/or guarantee of indebtedness to fund working capital and except as contemplated by the Amoco Stock Purchase Agreement;

                (vii) with respect to its operations other than ACEC, make or incur any new capital expenditure or capital expenditures which, individually, is in excess of U.S. $25,000 or its equivalent in foreign currency or, in the aggregate, are in excess of U.S. $50,000 or its equivalent in foreign currency and, with respect to ACEC, make any capital or major expenditures or investments, or incur any obligations for capital or major expenditures or enter into any leases for personal or real property, in excess of fifty thousand U.S. Dollars ($50,000) or its equivalent in foreign currency per transaction;

                (viii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than such payment, discharge or satisfaction in the ordinary course of business;

                (ix) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure (other than as contemplated by the Amoco Stock Purchase Agreement);

                (x) enter into or adopt, or amend, any existing, bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into or amend any Plan or employment, consulting or management agreement, other than any such amendment to a Plan that is made to maintain the qualified status of such Plan or its continued compliance with applicable law;

                (xi) make any change in accounting practices or policies applied in the preparation of the financial statements referred to in
        Section 3.5 except as required by GAAP;

                (xii) modify any of the material agreements, understandings, obligations, commitments, indebtedness or other obligations or enter into any material agreement, understanding, obligation or commitment, or incur any material indebtedness or obligation, of the type that would have been required to be listed on Schedule 3.30 if in existence on the date hereof (other than as contemplated by the Amoco Stock Purchase Agreement);

                (xiii) pay or commit to pay any bonus to any officer or employee of Walter other than (A) as paid or accrued on or prior to June 30, 1994 or to Jerry Livingston in accordance with and when required by the terms of the employment agreement of Walter with such Person and (B) bonuses not to exceed $80,000 in the aggregate which, notwithstanding any provision of this Agreement to the contrary, may be paid by Walter in its discretion to certain of its officers or employees prior to the Effective Time; or

                (xiv) enter into any other transaction affecting the business of Walter, other than in the ordinary course of business consistent with past practice or as expressly contemplated by this Agreement.

                (b) Notwithstanding any other provision of this Agreement, prior to the Effective Time, Walter:

                (i) shall make a pro rata distribution to the Stockholders with respect to the Walter Common Stock, to be effected immediately prior to the Effective Time, of a partnership interest representing the equivalent of an aggregate fifty percent (50%) net profits interest after the recovery of certain items (the "Alba Net Profits Interest") in net production revenue from the interest of Walter and its Subsidiaries in the liquefied petroleum gas project covered by the Heads of Agreement dated May 14, 1993 between the Republic of Equatorial Guinea and Walter International Equatorial Guinea, Inc., as project operator for a consortium (the "Alba LPG Project"), pursuant to the form of partnership agreement and transfer of partnership interest instruments and other required documentation attached hereto as Exhibit B; and

                (ii) shall make a pro rata distribution to the Stockholders with respect to the Walter Common Stock, to be effected immediately prior to the Effective Time, of a partnership interest representing the equivalent of an aggregate fifty percent (50%) net profits interest after the recovery of certain items (the "El Franig Net Profits Interest" and, together with the Alba Net Profits Interest, the "Net Profits Interests") in net production revenue from the El Franig natural gas field discovered by the El Franig No. 1 well spudded in April 1981, located within the boundaries of the El Franig Concession dated effective May 24, 1993 (the "El Franig Field"), pursuant to the form of partnership agreement and transfer of partnership interest instruments and other required documentation attached hereto as Exhibit C;

and Walter may take any action reasonably necessary or appropriate to effect such distributions; provided, however, that no assets shall be distributable pursuant to this Section 6.6(b) unless Walter shall have determined, in its reasonable discretion, that such assets are available to it for such distribution and that such distribution may otherwise be permissibly made. To the extent that such distribution may violate the terms of the certificate of designation relating to the Walter Preferred Stock, Walter, the Stockholders and the Preferred Stockholders agree to take such action as may be necessary or appropriate to amend such certificate or otherwise eliminate such violation.

                (c) Walter shall promptly advise CMS Energy orally and in writing of any change or event having a Material Adverse Effect on Walter and its Subsidiaries taken as a whole.

                SECTION 6.7. MUTUAL COOPERATION; REASONABLE BEST EFFORTS. The respective parties hereto shall cooperate with each other, and shall use their respective reasonable best efforts, to cause the fulfillment, to the extent within their reasonable control, of the conditions to each other party's obligations hereunder and to obtain as promptly as possible, to the extent within their reasonable control, all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall not require CMS Energy or Walter to make any divestiture or consent to any divestiture in order to obtain any waiver, consent or approval.

                SECTION 6.8. NO PUBLIC ANNOUNCEMENT. None of the parties hereto shall, without the approval of CMS Energy and Walter (which may not be unreasonably withheld), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case each of CMS Energy and Walter shall be advised and they shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided that nothing herein shall be deemed to interfere with the filing by CMS Energy of a Form S-4 with the SEC or with the filing by the Preferred Stockholders of Forms 8-K with the SEC.

                SECTION 6.9. NO SOLICITATION. Walter shall not, nor shall it authorize or permit any officer, director or employee of it or its Subsidiaries or affiliates or any investment banker, attorney or other adviser or representative of Walter or any of its Subsidiaries or affiliates to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) except to the extent required by law as advised by counsel in writing, participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Walter promptly shall advise CMS Energy of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving Walter or any of its Subsidiaries or affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in Walter or any of its Subsidiaries or affiliates, any voting securities of Walter or any of its Subsidiaries or affiliates or a substantial portion of the assets of Walter and its Subsidiaries taken as a whole.

                SECTION 6.10. ANTITRUST LAW COMPLIANCE. CMS Energy and Walter shall file with the Federal Trade Commission and the United States Department of Justice the notification and other information required to be filed with respect to the transactions contemplated hereby under the HSR Act and the rules and regulations promulgated thereunder. CMS Energy warrants that all such filings by it shall be, and Walter warrants that all such filings by it shall be, accurate as of the date filed and in accordance with the requirements of the HSR Act and all such rules and regulations. CMS Energy and Walter agree to make available, or cause to be made available, to the other parties such information as may reasonably be requested relative to the businesses, assets and property of CMS Energy and Walter, as the case may be, as may be required to file any additional information requested by such agencies under the HSR Act and such rules and regulations.

                SECTION 6.11. TERMINATION OF STOCKHOLDERS' AGREEMENT AND ORR PLAN. The Stockholders shall cause the Buy-Sell and Voting Agreement dated as of November 29, 1989 to which the Stockholders are parties (the "Stockholders' Agreement") and the ORR Plan to be terminated, effective at or prior to the Effective Time, and each of the Stockholders, the Warrantholders and the Preferred Stockholders who are parties to the Stockholders Agreement agrees that the Stockholders Agreement is hereby terminated effective as of the Effective Time, and each of Walter, J.C. Walter and Benton agrees that the ORR Plan is hereby terminated effective as of the Effective Time.

                SECTION 6.12. SUBSEQUENT FINANCIAL STATEMENTS. Prior to the Effective Date, Walter shall deliver to CMS Energy, not later than fifteen (15) days after the end of each monthly period and in the form customarily prepared by Walter, the unaudited internal consolidated financial statements of Walter, including an income statement, for the monthly period then ended and for the period from the beginning of the fiscal year to the end of such monthly period.

                SECTION 6.13. EXERCISE OR CANCELLATION OF WARRANTS. Each of Walter and the Warrantholders agrees that, prior to the Effective Time, the Warrants to acquire an aggregate of 9,000 shares of Walter Common Stock currently held by the holders of Walter Preferred Stock shall be cancelled and Warrants to acquire an aggregate of 2,300 shares of Walter Common Stock currently held by Benton III, Chapman, Frank, Jolly and Smalley shall be exercised (or cancelled) and, if exercised, each such Warrantholder shall, to the extent such Warrants are subject to Section 83 of the Code, pay to Walter an amount equal to the income tax withholding relating thereto assuming a fair value of each share of Walter Common Stock received equal to the value of the consideration to be received therefor in the Merger, such amount to be payable at the election of each such Warrantholder either in cash or pursuant to a one-year promissory note (collectively, the "Warrantholder Notes") payable to Walter and bearing interest at the prime rate of interest per annum; and, as of the Effective Time, no shares of Walter Common Stock shall be issuable pursuant to the Warrants.

                SECTION 6.14. STOCK PURCHASE AGREEMENTS. Each of the Preferred Stockholders agrees that, effective as of the Effective Time, all necessary consents to the Merger and related transactions which may be required of them pursuant to the Purchase Agreement, 14% Senior Cumulative Preferred Stock with Common Stock Warrants, among Walter and the Preferred Stockholders are hereby granted and that such Agreement is hereby terminated effective as of the Effective Time (except for Section 9.2 of such Agreement, which shall survive), and each of Cain, the Cain Trust and Oehmig agrees that, effective as of the Effective Time, all necessary consents to the Merger and related transactions which may be required of them pursuant to the Stock Purchase Agreement to which each of them and Walter is a party are hereby granted and that such Agreement is hereby terminated effective as of the Effective Time.

                SECTION 6.15. SUBSTITUTION ON OFFICE LEASE. CMS Energy shall use reasonable efforts to cause NOMECO to become the lessee in place of Walter on the office lease between Walter and First City National Bank of Houston, as lessor, covering Walter's office space at 1021 Main Street, Houston, Texas or, if a substitution is unable to be negotiated on terms satisfactory to the parties, CMS shall cause NOMECO to indemnify and hold harmless Walter Oil & Gas Corporation against any liabilities incurred by Walter Oil & Gas Corporation with respect thereto.


                                  ARTICLE VII

                      ADDITIONAL COVENANTS AND AGREEMENTS

                SECTION 7.1. TAX-FREE NATURE; TAX CONSEQUENCES. (a) The Stockholders and CMS Energy intend the Merger to constitute a reorganization described in section 368(a)(2)(E) of the Code and shall use their best efforts to cooperate in achieving such a tax-free reorganization. Notwithstanding the preceding sentence, the parties to this Agreement will rely solely on their own advisors in determining the tax consequences of the transactions contemplated by this Agreement and each party is not relying, and will not rely, on any representations or assurances of any other party regarding such consequences other than the representations and covenants set forth in writing in this Agreement or any other agreement or certificate delivered in connection herewith. In the event that the Merger does not qualify as such a tax-free reorganization, the validity of the Merger and the transactions contemplated thereby shall nevertheless be binding and final upon the parties to this Agreement. Neither the Stockholders nor CMS Energy will take any tax reporting positions or make any tax elections inconsistent with the characterization of the Merger as a reorganization described in section 368(a)(2)(E) of the Code except as may be required upon examination (or the result of a prior determination) by the Internal Revenue Service or any other Tax authority.

                (b) The Stockholders agree that the aggregate sales and transfers by all such persons in any three month period of CMS Common Stock shall not exceed 25% of the aggregate number of shares of CMS Common Stock issued in the Merger.

                (c) CMS Energy hereby warrants and represents to and covenants with Walter and the Stockholders that:

                (i) neither CMS Energy nor the Surviving Corporation has any plan or intention to take any action following the Merger that could result in the Surviving Corporation's failing to hold at least 90 percent of the fair market value of Walter's net assets and at least 70 percent of the fair market value of Walter's gross assets and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately prior to the Merger (determined after taking into account the payment of bonuses referred to in Section 6.6(a)(xiii)(B), the distributions referred to in Section 6.6(b)(i) and (ii), which for purposes of this representation are deemed to be valued at $38,000, and amounts used by Walter or Sub to pay Merger expenses, which CMS Energy may assume will not exceed $200,000.

                (ii) the Surviving Corporation has no plan or intention to issue additional shares of its stock that would result in CMS Energy's losing control of the Surviving Corporation within the meaning of section 368(c) of the Code;

                (iii) CMS Energy has no plan or intention to reacquire any of the CMS Common Stock issued in the Merger;

                (iv) CMS Energy has no plan or intention to liquidate the Surviving Corporation, to merge the Surviving Corporation with or into another corporation, to sell or otherwise dispose of the stock of the Surviving Corporation (except for a transfer of stock to a corporation controlled by CMS Energy within the meaning of section 368(a)(2)(C) of the Code and Treas. Reg. 1.368-2(j)(4)), or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub except for dispositions made in the ordinary course of business (or a transfer of assets to a corporation controlled by CMS Energy within the meaning of section 368(a)(2)(C) of the Code and Treas Reg. 1.368-2(j)(4));

                (v) Sub will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger;

                (vi) following the Merger, the Surviving Corporation will continue Walter's historic business or use a significant portion of Walter's historic business assets in a business;

                (vii) CMS Energy and Sub will pay their respective expenses, if any, incurred in connection with the Merger;

                (viii) there is no intercorporate indebtedness between CMS Energy and Walter or between Sub and Walter that will be settled at a discount following the Merger;

                (ix) CMS Energy is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code; and

                (x) the total cash consideration that will be paid in the Merger in lieu of issuing fractional shares of CMS Common Stock will not exceed one percent of the total fair market value of the CMS Common Stock (as of the Effective Time) to be issued in the Merger.

                SECTION 7.2.  TAXES.

                (a) Liability for Taxes. (i) Except as shown as a liability or reserve on the Unaudited Balance Sheet, the Stockholders shall be liable for and indemnify CMS Energy, the Surviving Corporation and their subsidiaries (collectively, the "Tax Indemnitees") for all Taxes imposed on any Tax Indemnitee (or for which a Tax Indemnitee may otherwise be liable) arising from the assets or activities of Walter and its Subsidiaries for any taxable year or period of Walter or its Subsidiaries that ends on or before the Unaudited Balance Sheet Date and, with respect to any taxable year or period beginning before and ending after the Unaudited Balance Sheet Date, the portion of such taxable year ending on and including the Unaudited Balance Sheet Date (each such taxable year, period or portion thereof referred to herein as "Pre-June 30, 1994 Taxable Period"). Notwithstanding the preceding sentence, in the case of an adjustment which increases an item of income or gain, or decreases an item of loss, deduction or credit, of Walter or any of its Subsidiaries for any Pre-June 30, 1994 Taxable Period and which will (under the law in effect at the time of such adjustment) result in a corresponding decrease in an item of income or gain, or an increase in an item of loss, deduction or credit, of Walter, any of its Subsidiaries, or the Surviving Corporation for one or more taxable years or periods following the year or period to which the adjustment relates (a "Timing Adjustment"), the Shareholders shall not be required to pay to the Tax Indemnitees any increase in the tax liability of Walter and its Subsidiaries attributable to such Timing Adjustment, but shall be required to pay to the Tax Indemnitees the amount of any interest and penalties payable as a result of such Timing Adjustment, provided that if the representations set forth in Sections 3.8(a)(xx) through 3.8(a)(xxiii) are breached other than as a result of Timing Adjustments (including as a result of an adjustment (other than a Timing Adjustment) to the taxable income of Walter or its Subsidiaries for a taxable year or period that ends on or before the Unaudited Balance Sheet Date which is used to reduce the net operating loss carryforwards of Walter and its Subsidiaries described in such Sections), the Stockholders shall pay to the Tax Indemnitees an amount equal to the sum of (y) 20% of the amount by which the net operating loss carryovers set forth in Schedule 3.8(b) or Schedule 3.8(c) from any taxable period exceed the amount of net operating loss carryovers as finally determined from such taxable period; provided, that the aggregate amount payable by the Stockholders pursuant to this clause (y) by reason of all such breaches shall not exceed $1,000,000, plus (z) the amount of any interest and penalties payable as a result of the reduction in such net operating loss carryover. Notwithstanding the preceding sentence, the Stockholders shall not be required to indemnify the Tax Indemnitees as a result of the breach of the representations described in Sections 3.8(a)(xx) through 3.8(a)(xxiii) unless the unavailability of any of the carryovers described therein are challenged in the audit of the Tax Returns filed by CMS Energy and its Affiliates for their taxable years ending on or before December 31, 1999.

                (ii) The Tax Indemnitees shall be liable for and indemnify the Stockholders for the Taxes of Walter and its Subsidiaries for any taxable year or period that begins after the Unaudited Balance Sheet Date and, with respect to any taxable year or period beginning before and ending after the Unaudited Balance Sheet Date, the portion of such taxable year or period beginning after the Unaudited Balance Sheet Date.

                (iii) For purposes of paragraphs (a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes of Walter and its Subsidiaries for a portion of a taxable year or period that begins before and ends after the Unaudited Balance Sheet Date, the determination of the Taxes of Walter and its Subsidiaries for the portion of the year or period ending on, and the portion of the year or period beginning after, the Unaudited Balance Sheet Date shall be determined by assuming that Walter and its Subsidiaries had a taxable year or period which ended at the close of the Unaudited Balance Sheet Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis.

                (iv) The Stockholders shall be liable for all transfer, sales or similar Taxes arising from the Merger and the other transactions contemplated by this Agreement.

                (v) Within twenty (20) days after the execution of this Agreement, the Stockholders shall deliver or cause to be delivered to CMS Energy or its designee true and complete copies of: (A) all income Tax Returns of Walter and its Subsidiaries requested by CMS Energy or its Subsidiaries; (B) any other Tax Returns requested by CMS Energy or its Subsidiaries, as may be relevant to Walter and its Subsidiaries and their assets and operations; and
(C) any workpapers or other supporting data requested by CMS Energy or its subsidiaries relating to "income taxes payable" or similar line item reflected in the Unaudited Statement of Income and Unaudited Balance Sheet relating to Tax Returns made available pursuant to (A) or (B), or relating to Tax Returns referred to in (A) or (B) not yet filed, to the extent copies of such Tax Returns, work papers or other data are in existence and in the possession of Walter at the time of such request.

                (b) Tax Returns. Walter shall file when due (after taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to Walter and its Subsidiaries on or before the Effective Date and shall remit or cause to be remitted any Taxes shown to be due on such Tax Returns, and the Surviving Corporation shall file when due (after taking into account all extensions properly obtained) all Tax Returns that are required to be filed by Walter and its Subsidiaries after the Effective Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. All Tax Returns which Walter is required to file in accordance with this paragraph (b) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken or method adopted that is inconsistent with positions taken or methods used in preparing and filing similar Tax Returns in prior periods except for changes required by law or changes in facts.

                (c) Contest Provisions. CMS Energy or one of its subsidiaries shall notify the Stockholders in writing upon receipt by any Tax Indemnitee of notice of any pending or threatened federal, state, local or foreign Tax audit or assessment which may materially affect the Tax liabilities of Walter or its Subsidiaries for which the Stockholders would be required to indemnify the Tax Indemnitees pursuant to
Section 10.1 or this Section 7.2, provided, that failure to comply with this provision shall not affect the Tax Indemnitees' right to indemnification hereunder except to the extent that such omission results in a failure of actual knowledge of the Stockholders and the Stockholders are damaged as a result of such failure of actual knowledge.

                The Stockholders shall have the sole right to represent the interests of Walter and its Subsidiaries in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Unaudited Balance Sheet Date, and to employ counsel of their choice at their expense, provided that the Tax Indemnitees (and their tax counsel) may, at their own expense, be present at and participate in any such audit or proceeding. Notwithstanding the foregoing, the Stockholders shall not be entitled to settle, either administratively or after the commencement of litigation, any claim that would constitute a Timing Adjustment or any claim for Taxes which would adversely affect the liability for Taxes of the Tax Indemnitees for any period after the Unaudited Balance Sheet Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization, depreciation or depletion deductions, or the reduction of loss or credit carryforwards) without the prior written consent of the Tax Indemnitees. Such consent shall not be necessary to the extent that the Stockholders have indemnified the Tax Indemnitees in a manner acceptable to the Tax Indemnitees against the effects of any such settlement.

                (d) Assistance and Cooperation. After the Effective Date, each of the Stockholders and the Tax Indemnitees shall:

                (i) agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, Taxes described in paragraph (a)(iv) of this Section 7.2;

                (ii) assist (and cause their respective affiliates to assist) the other parties in preparing any Tax Returns which such other parties are responsible for preparing and filing in accordance with paragraph (b) of this Section 7.2;

                (iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Walter and its Subsidiaries;

                (iv) make available to the other parties and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Walter and its Subsidiaries;

                (v) provide timely notice to the other parties in writing of any pending or threatened Tax audits or assessments of Walter and its Subsidiaries for taxable periods for which the other may have a liability under this Section 7.2; and

                (vi) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

                (f) Adjustment to Purchase Price. Any payment by the Stockholders under this Section 7.2 shall be considered an adjustment to the consideration paid in connection with the Merger.

                (g) Survival of Obligations. Notwithstanding Article X, the obligations of the Stockholders and the Tax Indemnitees set forth in this
Section 7.2 shall be unconditional and absolute and shall remain in effect without limitation as to time and the Stockholders' obligations under this
Section 7.2 shall not be limited as set forth in Section 10.1.

                (h) No Duplication of Indemnities. To the extent that the provisions of this Section 7.2 conflict with the provisions of Article X, the provisions of this Section 7.2 shall control and no double payment shall be made with respect to any breach or alleged breach of any representation or warranty contained in Section 3.8.

                SECTION 7.3. REPAYMENT OF DEBT. The parties agree that the Surviving Corporation shall repay in full the Walter Debt to be Discharged immediately after the Effective Time as more fully itemized as to principal and interest then due as set forth in Schedule 7.3.

                SECTION 7.4. RESALE OF CMS COMMON SHARES. Each Shareholder who is an affiliate of Walter within the meaning of Rule 145 under the Securities Act agrees that any resale of CMS Common Shares to be received hereunder shall be made in compliance with Rule 145(d) under the Securities Act.

                SECTION 7.5. CLAIMS OF PREFERRED STOCKHOLDERS. Effective as of the Effective Time, each of the Preferred Stockholders hereby waives any claim it may have against Walter or the Surviving Corporation relating to non-payment or arrearage in the payment of dividends on the Walter Preferred Stock and waives any other claim it may have against Walter or the Surviving Corporation other than pursuant to this Agreement.

                SECTION 7.6. CLAIMS OF WALTER AND THE STOCKHOLDERS. Effective as of the Effective Time, each of Walter and the Stockholders hereby waives any claim it may have against the Preferred Stockholders relating to the Walter Preferred Stock and waives any other claim it may have against the Preferred Stockholders other than pursuant to this Agreement.


                                  ARTICLE VIII

           CONDITIONS PRECEDENT TO OBLIGATIONS OF CMS ENERGY AND SUB

                The obligations of CMS Energy and Sub under this Agreement to cause the Merger to be consummated shall, at the option of CMS Energy, be subject to the satisfaction, on or prior to the Effective Date, of the following conditions:

                SECTION 8.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Walter, any Stockholder, any Preferred Stockholder or any Warrantholder in the performance of their respective covenants and agreements herein to be performed at or prior to the Effective Time; subject to Section 10.7, none of the representations and warranties of Walter, any Stockholder, any Preferred Stockholder or any Warrantholder that is qualified as to materiality shall be untrue or incorrect in any respect and on the Effective Date such representations and warranties shall be true and correct as though made on the Effective Date except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by CMS Energy, permitted by
Section 6.6 or entered into in connection with the consummation of the Merger and the other transactions contemplated hereby; subject to Section 10.7, none of the representations or warranties that is not so qualified shall be untrue or incorrect in any material respect and on the Effective Date such representations and warranties shall be true and correct in all material respects as though made on the Effective Date except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by CMS Energy, permitted by Section 6.6 or entered into in connection with the consummation of the Merger and the other transactions contemplated hereby; and there shall have been delivered to CMS Energy and Sub a certificate or certificates to the foregoing effect, dated the Effective Date, signed on behalf of Walter by its President and its Chief Financial Officer and signed by each of the Stockholders, the Preferred Stockholders and the Warrantholders (limited in the case of Cain, the Cain Trust, Oehmig, the Preferred Stockholders and the Warrantholders to the respective covenants and agreements, and representation and warranties, of such persons contained herein).

                SECTION 8.2. NO MATERIAL ADVERSE EFFECT. Between the date hereof and the Effective Date, there shall have been no Material Adverse Effect on Walter and its Subsidiaries, taken as a whole; and there shall have been delivered to CMS Energy and Sub a certificate or certificates to such effect, dated the Effective Date, signed on behalf of Walter and its Subsidiaries by its President and its Chief Financial Officer and signed by each of the Stockholders.

                SECTION 8.3. OPINIONS OF COUNSEL FOR WALTER, THE STOCKHOLDERS AND THE PREFERRED STOCKHOLDERS. CMS Energy and Sub shall have received (i) from Vinson & Elkins L.L.P., counsel for Walter and the Stockholders, an opinion, dated the Effective Date, in form and substance reasonably satisfactory to CMS Energy, substantially to the effect set forth in Exhibit D and (ii) from Jones, Walker, Waechter, Poitevant, Carrere & Denegre L.L.P., counsel for the Preferred Stockholders, an opinion, dated the Effective Date, in form and substance reasonably satisfactory to CMS Energy, substantially to the effect set forth in Exhibit E.

                SECTION 8.4. NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

                SECTION 8.5. NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all governmental and regulatory approvals and actions reasonably necessary to consummate the transactions contemplated hereby, which are either required to be obtained prior to the Effective Date by applicable law or regulation (including, without limitation, the expiration or early termination of the applicable waiting period under the HSR Act, if any required governmental approvals or actions under foreign laws or regulations) or are necessary to prevent a Material Adverse Effect on Walter and its Subsidiaries taken as a whole.

                SECTION 8.6. NECESSARY CONSENTS. Walter shall have received consents, in form and substance reasonably satisfactory to CMS Energy, to the transactions contemplated hereby from the other parties to all material contracts, leases, agreements and permits to which Walter or any of its Subsidiaries is a party or by which they are affected and which require such consent prior to the Merger and are necessary to prevent a Material Adverse

Effect with respect to Walter and its Subsidiaries taken as a whole.

                SECTION 8.7. EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement, including the Prospectus, shall be effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been entered by the SEC and no material or fundamental change shall have occurred which requires disclosure thereof to be included in an amendment to the Registration Statement or a supplement to the Prospectus included in the Registration Statement, or to be incorporated by reference therein from a filing under the Exchange Act, prior to any further use of such Registration Statement and Prospectus under the Securities Act and the rules and regulations thereunder; and further, a sufficient time period shall have lapsed following the delivery of the Prospectus to the Stockholders as is necessary to comply with the requirements of Form S-4.

                SECTION 8.8. LISTING OF CMS COMMON SHARES. The CMS Common Shares to be issued hereunder shall have been approved for listing upon notice of issuance by the NYSE.

                SECTION 8.9. STOCKHOLDER ACTION. This Agreement shall have been unanimously adopted by all holders of Walter Common Stock and Walter Preferred Stock.

                SECTION 8.10. DISSENTING STOCKHOLDERS. No stockholder of Walter shall have delivered a written demand for appraisal of its Walter Common Stock or Walter Preferred Stock pursuant to Sections 5.11 and 5.12 of the TBCA; and there shall have been delivered to CMS Energy and Sub a certificate or certificates to such effect, dated the Effective Date, signed on behalf of Walter by its President and its Chief Financial Officer.

                SECTION 8.11. INTER-PURCHASER AGREEMENT. Each of Walter, Nuevo, Walter Congo Holdings, Inc., Walter Congo, The Congo Holding Company and Nuevo Congo shall have each entered into the Inter-Purchaser Agreement substantially in the form of Exhibit F.

                SECTION 8.12. CLOSING OF THE AMOCO STOCK PURCHASE AGREEMENT. The transactions contemplated by the Stock Purchase Agreement dated as of June 30, 1994 (the "Amoco Stock Purchase Agreement") among Amoco Production Company ("Amoco"), Walter, Walter International Congo, Inc. ("Walter Congo"), Nuevo and The Nuevo Congo Company ("Nuevo Congo") shall have been consummated on the terms set forth in the Amoco Stock Purchase Agreement, all of the conditions to the consummation of such transactions by each of the parties to such Agreement shall have been satisfied in connection with such consummation, and none of the representations and warranties contained in Section 3.18 shall be untrue or incorrect in any respect and on the Effective Date such representations and warranties shall be true and correct as though made on the Effective Date.

                SECTION 8.13. RESIGNATIONS OF CERTAIN EMPLOYEES. Each of Joseph C. Walter, Jr., F. Fox Benton, Jr., F. Fox Benton III and R.D. Jolly shall have resigned, effective as of the Effective Time, his employment with Walter and any of its Subsidiaries or affiliates.

                SECTION 8.14. WARRANTS TO ACQUIRE WALTER COMMON STOCK. All outstanding Warrants or options to acquire Walter Common Stock shall have been exercised or cancelled or shall have expired, including, without limitation, the cancellation of Warrants to acquire an aggregate of 9,000 shares of Walter Common Stock currently held by holders of Walter Preferred Stock and the exercise (or cancellation) of Warrants to acquire an aggregate of 2,300 shares of Walter Common Stock currently held by Benton III, Chapman, Frank, Jolly and Smalley, in accordance with their terms.

                SECTION 8.15. RESIGNATIONS OF WALTER DIRECTORS AND OFFICERS. CMS Energy shall have received the resignation of each of the directors and officers of Walter and each of its Subsidiaries, effective as of the Effective Time.

                SECTION 8.16. AMOCO CONSENT. Amoco shall have (i) consented to the Merger as provided in the Tax Agreement which is Schedule D to the Amoco Stock Purchase Agreement on terms and conditions satisfactory to CMS Energy, (including that no consideration shall be required of CMS Energy or its affiliates to obtain such consent) and (ii) agreed, upon terms and conditions satisfactory to CMS Energy, that upon the Surviving Corporation paying in full to Amoco one-half (Walter's proportionate share) of the principal and accrued interest due under the Amoco Note, the Surviving Corporation shall be released from any further obligations under the Amoco Note, including without limitation from any and all liability of Nuevo or Nuevo Congo under or relating to such Note.

                SECTION 8.17. OPIC CONSENT. The Overseas Private Investment Corporation ("OPIC") shall have consented to the Merger on terms and conditions satisfactory to CMS Energy with respect to both the OPIC Debt-Alba and the OPIC Debt-Congo, or OPIC shall have acknowledged that its consent to the Merger is not required.

                SECTION 8.18. NOMECO LENDERS' CONSENT. The lenders to NOMECO Oil & Gas Co., a Michigan corporation ("NOMECO") and a wholly-owned subsidiary of CMS Enterprises Company, a Michigan corporation ("Enterprises") and a wholly-owned subsidiary of CMS Energy, under the financing arrangements of NOMECO, shall have consented to the Merger and the contribution to the capital of NOMECO of the capital stock of the Surviving Corporation and shall have waived any breach under such arrangement as a result of the indebtedness, guarantees or similar obligations of the Surviving Corporation, in each case on terms and conditions satisfactory to CMS Energy or the obligations or guarantees of NOMECO arising pursuant to the Inter-Purchaser Agreement.

                SECTION 8.19. WALTER DEBT TO BE DISCHARGED. Each of the lenders under the Walter Debt to be Discharged shall have agreed to accept repayment of such Debt immediately after the Effective Time and that, upon repayment of such Debt in accordance with Schedule 7.3, the Surviving Corporation shall be released from such Debt and all other obligations relating thereto and all security therefor returned (including, without limitation, the stock of Walter International Equatorial Guinea, Inc., which is pledged to secure the TCW Debt).

                SECTION 8.20. WARRANTHOLDER NOTES. Walter shall have received cash or the Warrantholder Notes executed by the respective Warrantholders as contemplated by Section 6.13.

                SECTION 8.21. WALTER CONGO NOTE. The Congo Holding Company shall have demanded and received payment of the Walter Congo Note (as defined in the Inter-Purchaser Agreement) by delivery of the Latent Working Interest and the Latent ORRI (each as defined in the Inter- Purchaser Agreement).

                SECTION 8.22. ORR PLAN. The Walter International, Inc. Exploration Participation Plan dated January 1, 1988 (the "ORR Plan") shall have been terminated.


                                   ARTICLE IX

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                         OF WALTER AND THE STOCKHOLDERS

                The obligations of Walter, the Stockholders and the Preferred Stockholders under this Agreement to cause the Merger to be consummated shall, at the option of Walter, the Stockholders and the Preferred Stockholders, be subject to the satisfaction, on or prior to the Effective Date, of the following conditions:

                SECTION 9.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by CMS Energy or Sub in the performance of any of their respective covenants and agreements herein to be performed at or prior to the Effective Time; none of the representations and warranties of CMS Energy or Sub that is qualified as to materiality shall be untrue or incorrect in any respect and on the Effective Date such representations and warranties shall be true and correct as though made on the Effective Date except for changes therein specifically permitted by this Agreement or resulting from any transactions expressly consented to in writing by Walter, permitted by Section 6.6 or entered into in connection with the consummation of the Merger and the other transactions contemplated hereby; none of the representations or warranties that are not so qualified shall be untrue or incorrect in any material respect and on the Effective Date such representations and warranties shall be true and correct in all material respects as though made on the Effective Date except for changes therein specifically permitted by this Agreement or resulting from any transactions expressly consented to in writing by Walter, permitted by Sections 6.6 or entered into in connection with the consummation of the Merger and the other transactions contemplated hereby; and there shall have been delivered to Walter and the Stockholders a certificate or certificates to the foregoing effect, dated the Effective Date, signed on behalf of CMS Energy and Sub by their respective Presidents or Vice Presidents.

                SECTION 9.2. NO MATERIAL ADVERSE EFFECT. Between the date hereof and the Effective Date, there shall have been no Material Adverse Effect on CMS Energy and its Subsidiaries taken as a whole; and there shall have been delivered to Walter and the Stockholders a certificate or certificates to such effect, dated the Effective Date, signed on behalf of CMS Energy by its President or a Vice President.

                SECTION 9.3. NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

                SECTION 9.4. OPINIONS OF COUNSEL FOR CMS ENERGY AND SUB. Walter, the Stockholders and the Preferred Stockholders shall have received from Denise Sturdy, Esq., counsel for CMS Energy and Sub, an opinion, dated the Effective Date, in form and substance satisfactory to Walter, the Stockholders and the Preferred Stockholders, substantially to the effect set forth in Exhibit G.

                SECTION 9.5. NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all governmental and regulatory approvals and actions reasonably necessary to consummate the transactions contemplated hereby, which are either required to be obtained prior to the Effective Date by applicable law or regulation (including, without limitation, the expiration or early termination of the applicable waiting period under the HSR Act, if any) or are necessary to prevent a Material Adverse Effect on CMS Energy and its Subsidiaries taken as a whole.

                SECTION 9.6. EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement, including the Prospectus, shall be effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been entered by the SEC and no material or fundamental change shall have occurred which requires disclosure thereof to be included in an amendment to such Registration Statement or a supplement to the Prospectus included in such Registration Statement, or to be incorporated by reference therein from a filing under the Exchange Act, prior to any further use of such Registration Statement and Prospectus under the Securities Act and the rules and regulations thereunder.

                SECTION 9.7. LISTING OF CMS COMMON SHARES. The CMS Common Shares to be issued hereunder shall have been approved for listing upon notice of issuance by the NYSE.

                SECTION 9.8. STOCKHOLDER ACTION. This Agreement shall have been unanimously adopted by all holders of Walter Common Stock and Walter Preferred Stock. By the execution hereof, all such holders agree to give their timely consent and agree to execute such consents and other documents necessary to evidence such approvals.

                SECTION 9.9. NECESSARY CONSENTS. Walter shall have received consents, in form and substance reasonably satisfactory to Walter, to the transactions contemplated hereby from the other parties to all material contracts, leases, agreements and permits to which Walter is a party or by which it is affected and which require such consent prior to the Merger and are necessary to prevent a Material Adverse Effect with respect to Walter and its Subsidiaries taken as whole.

                SECTION 9.10. OFFICE LEASE GUARANTOR. CMS Energy shall have caused NOMECO to become substituted in the place and stead of Walter on the office lease between Walter and First City National Bank of Houston, as lessor, so that Walter Oil & Gas Corporation may be released as guarantor thereunder or, if a substitution and release are unable to be negotiated on terms satisfactory to the parties, CMS Energy shall have caused NOMECO to indemnify and hold harmless Walter Oil & Gas Corporation against any liabilities incurred by Walter Oil & Gas Corporation with respect to such lease.


                                   ARTICLE X

                           INDEMNIFICATION; SURVIVAL

                SECTION 10.1. INDEMNIFICATION BY THE STOCKHOLDERS. From and after the Effective Time, each of the Stockholders shall indemnify and hold harmless CMS Energy, the Surviving Corporation and their subsidiaries, affiliates and successors from and against any and all (a) liabilities, losses, costs or damages ("Loss") and (b) reasonable attorneys', consultants' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by CMS Energy, the Surviving Corporation and their subsidiaries, affiliates and successors in connection with or arising from (i) any breach or failure to perform by any Stockholder of any of its respective agreements, covenants or obligations in this Agreement or any agreement entered into in connection with the transactions contemplated hereby, in each case to be performed or complied with after the Effective Time, as the case may be, (ii) any breach of any warranty or the inaccuracy of any representation of Walter or any Stockholder contained in this Agreement, as updated in accordance with Section 10.7 hereof, or in any certificate delivered by or on behalf of Walter or any Stockholder pursuant hereto, (iii) any reduction in the Discounted Present Value (as hereinafter defined) of all future net cashflows (including for periods after one year after the Effective Date) to Walter's direct or indirect interest from the Equatorial Guinea Production Sharing Contract ("PSC") arising solely from any unilateral change made to the PSC by the Government of the Republic of Equatorial Guinea or any agency or instrumentality thereof effected at any time during the period beginning June 1, 1994 and ending one year after Effective Date; and (iv) the litigation referred to in Schedule 3.17, including, but not limited to the Waldroup and the Aker/Addax litigation; provided, however, that the Stockholders shall be required to indemnify and hold harmless under this
Section 10.1 with respect to the breach or inaccuracy of any representations or warranties only to the extent that the aggregate amount of Loss and Expense referred to above in this Section 10.1 relating thereto exceeds U.S. $300,000, except for any Loss or Expense incurred in connection with or arising from any breach or inaccuracy of the representations and warranties contained in Section
3.3 and 3.4, as to which no such limitation shall apply; and provided further, that each Stockholder's obligation to indemnify and hold harmless pursuant to this Section 10.1 shall be limited to the payment by such Stockholder (excluding any amounts reimbursed to such Stockholder) of cash in the aggregate in an amount equal to the product obtained by multiplying the Average Price by the number of such Stockholder's shares of Walter Common Stock immediately prior to the Effective Time; and provided further, that no Stockholder shall have any obligation to indemnify and hold harmless any indemnified party with respect to any Loss or Expense arising from any breach of a warranty, or inaccuracy of a representation, of any other Stockholder contained in Section 3.3(b) or 3.4(b) or 3.34 or of any Preferred Stockholder contained in Section 3.3(b) or 3.4(b) or of any Warrantholder contained in Section 3.3(b) or 3.4(b). Discounted Present Value of future net cashflows shall mean the future revenues from sales of condensate production under the PSC attributable to the interest of Walter and its Subsidiaries therein after deducting all associated operating costs, royalties, other burdens on production, capital expenditures, other applicable costs and all foreign and U.S. taxes, discounted at a 25% annual rate. Change in Discounted Present Value shall be calculated by comparing the Discounted Present Value under the Modified Economic Model to the Discounted Present Value under the Original Economic Model (as hereinafter defined). Modified Economic Model shall mean the economic model of the PSC used to compute discounted present value of the Alba field under the PSC as made available to CMS Energy by Walter in connection with the negotiation of the transactions contemplated by this Agreement, a copy of which is included in
Schedule 3.33(a) attached hereto ("Original Economic Model"), modified to reflect any unilateral changes to the PSC made by the Republic of Equatorial Guinea, all other factors remaining the same. Stockholders reserve the right to assume, at their sole cost and expense, the defense against any attempted unilateral change to the PSC that would give rise to an indemnity right hereunder; provided, however, that any such defense shall be conducted in accordance with all applicable laws and agreements; and provided, further, that counsel for the Stockholders, who shall conduct the defense of such matter, shall be reasonably satisfactory to CMS Energy; and provided, further, that CMS Energy shall have the right to have separate counsel reasonably acceptable to the Stockholders act on behalf of CMS Energy, at its expense. If the Stockholders assume the defense of any such matter, the Stockholders shall not consent to entry of any judgment, or enter into any settlement, without the written consent of CMS Energy. If the Stockholders do not assume the defense of any such matter, in accordance with the terms hereof, CMS Energy may defend against such claim or litigation in such manner as it may deem appropriate, including, without limitation, settling such matter, on such terms as CMS Energy may deem appropriate, and the Stockholders will promptly indemnify CMS Energy, if required, in accordance with the provisions of this Section 10.1. Any change to the PSC as a result of bilateral negotiations or any act or omission of the Surviving Corporation in violation of the PSC or applicable law, rule or order of general applicability after the Effective Time is specifically excluded from the indemnity contained in clause (iii) above.

                SECTION 10.2. INDEMNIFICATION BY CMS ENERGY AND THE SURVIVING CORPORATION. From and after the Effective Time, CMS Energy and the Surviving Corporation shall jointly and severally indemnify and hold harmless the Stockholders and their subsidiaries, affiliates and successors from and against any and all Loss and Expense incurred by the Stockholders and their subsidiaries, affiliates and successors in connection with or arising from (a) any breach or failure to perform by CMS Energy or the Surviving Corporation of any of their respective agreements, covenants or obligations in this Agreement or any agreement entered into in connection with the transactions contemplated hereby or thereby, in each case to be performed or complied with after the Effective Time, and (b) any breach of any warranty or the inaccuracy of any representation of CMS Energy or

Sub contained in this Agreement or in any certificate delivered by or on behalf of CMS Energy or Sub pursuant hereto or thereto; provided, however, that CMS Energy and the Surviving Corporation shall be required to indemnify and hold harmless under this Section 10.2 with respect to the breach or inaccuracy of any representations or warranties only to the extent that the aggregate amount of Loss and Expense referred to above in this Section 10.2 relating thereto exceeds U.S. $300,000; and provided, further, that the obligation of CMS Energy and the Surviving Corporation to indemnify and hold harmless pursuant to this
Section 10.2 shall be limited to the aggregate payment by CMS Energy and/or the Surviving Corporation of an amount equal to U.S. $10,000,000. In addition, from and after the Effective Time, if any Stockholder is named as a defendant in any lawsuit by a third party for a claim against the Surviving Corporation or any affiliate thereof, for which neither Walter nor any Stockholder has any liability, CMS Energy and the Surviving Corporation shall indemnify and hold harmless each such named Stockholder, to the extent permitted by applicable law, from all Loss and Expense relating to such matter without regard to the $300,000 required minimum amount set forth in the preceding sentence.

                SECTION 10.3. NOTICE OF CLAIMS. If CMS Energy (with respect to Section 10.1) or the Stockholders (with respect to Section 10.2) believe that any of the persons entitled to indemnification under this Article X has suffered or incurred any Loss or incurred any Expense, whether or not the applicable dollar limitation specified by Section 10.1 or 10.2 has been exceeded, CMS Energy or such Stockholders, as the case may be, shall so notify the other promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or any certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred; provided, however, that the omission by such indemnified party to give notice as provided herein shall not relieve the indemnifying party of its indemnification obligation under this Article X except to the extent that such omission results in a failure of actual notice to the indemnifying party and such indemnifying party is materially damaged as a result of such failure to give notice. If any action at law or suit in equity is instituted by or against a third party with respect to which any of the persons entitled to indemnification under this Article X intends to claim any liability or expense as Loss or Expense under this Article X, any such person shall promptly notify the indemnifying party of such action or suit as specified in this Section 10.3 and Section 10.4. Any party entitled to indemnification hereunder shall use reasonable efforts to minimize any Loss or Expense for which indemnification is sought hereunder.

                SECTION 10.4. THIRD PARTY CLAIMS. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party, the indemnified persons shall give such notice thereof to the indemnifying party not later than twenty (20) days prior to the time any response to the asserted claim is required, if possible, and in any event within fifteen (15) days following the date such indemnified person has actual knowledge thereof; provided, however, that the omission by such indemnified party to give notice as provided herein shall not relieve the indemnifying party of its indemnification obligation under this Article X except to the extent that such omission results in a failure of actual notice to the indemnifying party and such indemnifying party is materially damaged as a result of such failure to give notice. In the event of any such claim for indemnification resulting from or in connection with a claim or legal proceeding by a third party, the indemnifying party may, at its sole cost and expense, assume the defense thereof; provided, however, that counsel for the indemnifying party, who shall conduct the defense of such claim or legal proceeding, shall be reasonably satisfactory to the indemnified party; and provided, further, that if the defendants in any such actions include both the indemnified persons and the indemnifying party and the indemnified persons shall have reasonably concluded that there may be legal defenses or rights available to them which have not been waived and are in actual or potential conflict with those available to the indemnifying party, the indemnified persons shall have the right to select one law firm reasonably acceptable to the indemnifying party to act as separate counsel, on behalf of such indemnified persons, at the expense of the indemnifying party. Subject to the second proviso of the immediately preceding sentence, if an indemnifying party assumes the defense of any such claim or legal proceeding, such indemnifying party shall not consent to entry of any judgment, or enter into any settlement, that (a) is not subject to full indemnification hereunder (except for the deductible referred to in the first proviso to the first sentence of each of
Section 10.1 and Section 10.2), (b) provides for injunctive or other non-monetary relief affecting the indemnified persons or (c) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such indemnified persons of a release from all liability with respect to such claim or legal proceeding, without the prior written consent of the indemnified persons (which consent, in the case of clauses (b) and (c), shall not be unreasonably withheld); provided, however, that subject to the second proviso of the immediately preceding sentence, the indemnified persons may, at their own expense, participate in any such proceeding with the counsel of their choice without any right of control thereof. So long as the indemnifying party is in good faith defending such claim or proceeding, the indemnified persons shall not compromise or settle such claim or proceeding without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnifying party does not assume the defense of any such claim or litigation in accordance with the terms hereof, the indemnified persons may defend against such claim or litigation in such manner as they may deem appropriate, including, without limitation, settling such claim or litigation (after giving prior written notice of the same to the indemnifying party and obtaining the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) on such terms as the indemnified persons may deem appropriate, and the indemnifying party will promptly indemnify the indemnified persons in accordance with the provisions of this Section 10.4.

                SECTION 10.5. EXCLUSIVE REMEDY. In the event the Merger is consummated, any claim against either the Stockholders or CMS Energy or the Surviving Corporation for any breach of this Agreement or in connection with any of the transactions contemplated hereby (other than a claim for breach of Section 7.2 and other than claims by or against the Preferred Stockholders) shall, to the extent permitted by law, be made solely pursuant to this Article X.

                SECTION 10.6. SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that the representations and warranties in Articles III and IV shall terminate on the third anniversary of the Effective Date except for the representations and warranties contained in Sections 3.3 and 3.4, which shall survive without termination, the representations and warranties contained in
Section 3.9, which shall terminate on the first anniversary of the Effective Date, the representations contained in Sections 3.8, 3.22 and 7.1(c), which shall survive until expiration of the applicable statute of limitations, and any representations relating to ACEC, which shall terminate on the second anniversary of the Effective Date; and provided, further, that if any claim under this Article X for Loss or Expense in respect of any representations and warranties is asserted in writing prior to the expiration of the applicable period set forth above, the obligations of the indemnifying party with respect to such claim shall not be affected by the expiration of such period.

                SECTION 10.7.  UPDATE OF THE REPRESENTATIONS AND WARRANTIES.
(a) Not later than ten days prior to the Effective Date, Walter, any Stockholder, any Preferred Stockholder and any Warrantholder may deliver a written notice to CMS Energy setting forth any and all facts, conditions, occurrences, changes and other matters, in each case, occurring after the date hereof, that has caused or may cause the representations and warranties of the Stockholders, the Preferred Stockholders and/or the Warrantholders contained herein (including the Schedules hereto) not to be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation and warranty without any materiality qualification). In the event that any of such facts, conditions, occurrences, changes and other matters shall have caused or will cause, on or prior to the Effective Date, any such representation or warranty not to be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation and warranty without any materiality qualification) on the Effective Date with the same effect as though made on the Effective Date, CMS Energy may elect to terminate this Agreement pursuant to Section 11.1(d) based on such facts, conditions, occurrences, changes or other matters. If CMS Energy shall nevertheless proceed to consummate the Merger, such facts, conditions, occurrences, changes and other matters so disclosed as to each such representation or warranty of the Stockholders, the Preferred Stockholders and/or the Warrantholders contained herein (including the Schedules) shall be deemed to constitute an exception to such representation or warranty reflecting the facts, conditions, occurrences, changes and other matters so disclosed with the same effect as if such exception had been made in such representation or warranty as of the date hereof in this Agreement to the extent, but only to the extent, of such disclosure.

                (b) Not later than ten days prior to the Effective Date, CMS Energy may deliver a written notice to Walter, the Stockholders, the Preferred Stockholders and the Warrantholders setting forth any and all facts, conditions, occurrences, changes and other matters, in each case, occurring after the date hereof, that has caused or may cause the representations and warranties of CMS Energy contained herein (including the Schedules hereto) not to be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation and warranty without any materiality qualification). In the event that any of such facts, conditions, occurrences, changes and other matters shall have caused or will cause, on or prior to the Effective Date, any such representation or warranty not to be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation and warranty without any materiality qualification) on the Effective Date with the same effect as though made on the Effective Date, Walter may elect to terminate this Agreement pursuant to Section 11.1(e) based on such facts, conditions, occurrences, changes or other matters. If Walter shall nevertheless proceed to consummate the Merger, such facts, conditions, occurrences, changes or other matters so disclosed as to each such representation or warranty of CMS Energy contained herein (including the Schedules) shall be deemed to constitute an exception to such representation or warranty reflecting the facts, conditions, occurrences, changes and other matters so disclosed with the same effect as if such exception had been made in such representation or warranty as of the date hereof in this Agreement to the extent, but only to the extent, of such disclosure.

                SECTION 10.8. ADJUSTMENT TO CONSIDERATION. All indemnity payments made pursuant to this Article X (other than by or to the Preferred Stockholders) shall be considered as adjustments to the consideration paid in connection with the Merger.

                                   ARTICLE XI

                                  TERMINATION

                SECTION 11.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Date:

                (a)  by the mutual consent of CMS Energy and Walter;

                (b) by CMS Energy upon any material breach by Walter or any Stockholder or any Preferred Stockholder or any Warrantholder of any of the covenants contained in Article VI or VII or Section 12.1;

                (c) by Walter upon any material breach by CMS Energy or Sub of any of the covenants contained in Article VI or VII or Section 12.1;

                (d)  by CMS Energy if any of the conditions specified in
        Article VIII has not been met in all material respects or waived by CMS Energy at such time as such condition can no longer be satisfied;

                (e) by Walter if any of the conditions specified in Article IX has not been met in all material respects or waived by Walter and the Stockholders, as applicable, at such time as such condition can no longer be satisfied; or

                (f) by CMS Energy or Walter if the Merger shall not have been consummated on or before February 28, 1995.

In the event that this Agreement shall be terminated pursuant to this Section 11.1, all further obligations of the parties under this Agreement (other than Sections 12.1, 12.2 and 12.10) shall terminate without further liability of any party to the others; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

                                  ARTICLE XII

                                OTHER PROVISIONS

                SECTION 12.1. CONFIDENTIAL NATURE OF INFORMATION. Each party agrees that it will treat in strict confidence all documents, materials and other information which it obtains regarding the other parties during the course of the negotiations leading to the consummation of the transactions provided for herein and the preparation of this Agreement; and if for any reason whatsoever the transactions contemplated by this Agreement shall not be consummated, each party shall return to the other party all copies of non-public documents and materials which have been furnished or acquired in connection therewith and shall not use or disseminate such documents, materials or other information for any purpose whatsoever.

                SECTION 12.2. FEES AND EXPENSES. Except as otherwise provided in this Section 12.2, each of the parties hereto shall bear its own costs and expenses (including, without limitation, fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors), incurred by it or its affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement, and the consummation of the transactions contemplated hereby and thereby (collectively "Acquisition Expenses"); provided, however, that, except for the Acquisition Expenses of the Stockholders and Walter relating to the transactions contemplated by this Agreement incurred on or prior to June 30, 1994 and Acquisition Expenses included in Section 2.1(c)(B)(VI), which may be borne by Walter, the Acquisition Expenses of the Stockholders and Walter shall be borne entirely by the Stockholders, and the Stockholders shall reimburse Walter for any such Acquisition Expenses paid by Walter in connection with the foregoing.

                SECTION 12.3. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by overnight mail, or four days after being mailed (by registered mail, return receipt requested) to a party at the following address (or to such other address as such party may have specified by notice given to the other parties pursuant to this provision):

                If to CMS Energy to:

                CMS Energy Corporation
                Fairlane Plaza South, Suite 1100
                330 Town Center Drive
                Dearborn, Michigan  48126
                Attention:  Corporate Secretary
                with a copy to:

                Sidley & Austin
                One First National Plaza
                Chicago, Illinois  60603
                Attention:  Andrew H. Shaw, Esq.

                and

                NOMECO Oil & Gas Co.
                One Jackson Square
                P.O. Box 1150
                Jackson, Michigan  49201
                Attention:  William H. Stephens III

                If to Sub to:

                CMS Merging Corporation
                c/o CMS Energy Corporation
                Fairlane Plaza South, Suite 1100
                330 Town Center Drive
                Dearborn, Michigan  48126
                Attention:  Corporate Secretary

                with a copy to:

                Sidley & Austin
                One First National Plaza
                Chicago, Illinois  60603
                Attention:  Andrew H. Shaw, Esq.

                If to Walter to:

                Walter International, Inc.
                1021 Main Street, Suite 2110
                Houston, Texas  77082
                Attention:  F. Fox Benton, Jr.

                with a copy to:

                Vinson & Elkins L.L.P.
                2500 First City Tower
                1001 Fannin
                Houston, Texas  77002
                Attention:  Douglas Glass, Esq.

                If to the Stockholders to:

                F. Fox Benton, Jr.
                c/o Walter International, Inc.
                1021 Main Street, Suite 2110
                Houston, Texas  77082

                If to the Preferred Stockholders to:

                BraeLoch Holdings Inc.
                P.O. Box 3134
                114 Northpark Blvd., Suite 9
                Covington, Louisiana  70434-3134
                Attention:  Mr. Russell Allen
                                   President

                with a copy to:

                Mr. William Hardie
                Jones, Walker, Waechter, Poitevant,
                  Carrere & Denegre L.L.P.
                Place St. Charles
                201 St. Charles Ave.
                New Orleans, Louisiana  70170-5100

                If to the Warrantholders to:

                F. Fox Benton III
                c/o Walter International, Inc.
                1021 Main Street, Suite 2110
                Houston, Texas  77002


                SECTION 12.4.  DEFINITIONS.  For purposes of this Agreement:

                (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided that in the case of Walter and its Subsidiaries, Walter Oil & Gas Corporation shall not be considered an affiliate thereof;

                (b) an "associate" of any person means (i) a corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of a class of equity securities, (ii) any trust or other estate in which such person has substantial beneficial interest or as to which such person serves as trustee or in a similar capacity and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the person or any of its parents or Subsidiaries.

                (c) the "knowledge of Walter" means the knowledge of the persons listed in Schedule 12.4, which Schedule includes all directors of Walter, the chief executive officers of Walter and each of its Subsidiaries and all officers of Walter.

                (d)  "Material Adverse Effect" means any change or effect
        (or any development that, insofar as can reasonably be foreseen, would result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of the applicable person or persons; and

                (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization or other entity.

                SECTION 12.5. PARTIAL INVALIDITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

                SECTION 12.6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors or assigns.

                SECTION 12.7. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when CMS Energy, Sub, Walter, the Stockholders, the Preferred Stockholders and the
Warrantholders shall have each executed one counterpart.

                SECTION 12.8. TITLES AND HEADINGS. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                SECTION 12.9. SCHEDULES AND EXHIBITS. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

                SECTION 12.10. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS; ASSIGNMENT. This Agreement, including the Schedules and Exhibits, contains the entire understanding of the parties hereto with regard to the subject matter contained herein except that the confidentiality letter agreement, dated May 18, 1994 (the "Confidentiality Agreement"), between Walter and NOMECO shall remain in full force in effect pursuant to the terms thereto after the execution of this Agreement; provided, however, that the Confidentiality Agreement shall terminate as of the Effective Time. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Except as expressly provided herein, the rights and obligations of the parties under this Agreement may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto.

                SECTION 12.11. INDEPENDENT INVESTIGATION AND SCOPE OF REPRESENTATIONS. CMS Energy acknowledges and confirms that (i) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied on the representations, warranties, covenants and agreements of Walter, the Stockholders, the Preferred Stockholders and the Warrantholders set forth in the Agreement (including the exhibits and schedules) and on no other representations, warranties, covenants and agreements, and (ii) it has made its own independent investigation, analysis and evaluation of Walter's properties (including CMS Energy's own estimate and appraisal of the extent and value of Walter's hydrocarbon reserves, pipelines and contracts), business, financial condition, operations and prospects. Except to the extent expressly set forth in this Agreement, including Section 3.35, no party makes any representation or warranty whatsoever. Without limiting the generality of the foregoing, except as set forth in Article III, NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, ARE MADE WITH RESPECT TO THE MERCHANTABILITY, USEFULNESS OR SUITABILITY FOR ANY PURPOSE OF ANY PERSONAL PROPERTY OF WALTER OR ITS SUBSIDIARIES, INCLUDING, WITHOUT LIMITATION (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (b) ANY RIGHTS OF CMS ENERGY UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND (c) ANY CLAIM FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO SUCH PERSONAL PROPERTY, IT BEING UNDERSTOOD THAT, EXCEPT AS AFORESAID, SUCH PERSONAL PROPERTY SHALL EXIST IN ITS PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS," WITH ALL FAULTS.

                SECTION 12.12. GOVERNING LAW; ARBITRATION. (a) Except to the extent that Texas law is mandatorily applicable to the Merger and the rights and obligations of the stockholders of Walter and Sub, this Agreement, and the application or interpretation thereof, shall be governed by its terms and by the internal laws of the State of Texas, without regard to principles of conflicts of laws as applied in the State of Texas or any other jurisdiction which, if applied, would result in the application of any laws other than the internal laws of the State of Texas.

                (b) Any action, dispute, claim or controversy arising under, out of, in connection with, or relating to, this Agreement, or any amendment hereof, or the breach hereof (a "Dispute"), shall be determined and settled by binding arbitration in Houston, Texas, by a person or persons mutually agreed upon, or in the event of a disagreement as to the selection of the arbitrator or arbitrators, in accordance with the rules of the American Arbitration Association ("AAA"). Any award rendered therein shall specify the findings of fact of the arbitrator or arbitrators and the reasons for such award, with the reference to and reliance on relevant law. Any such award shall be final and binding on each and all of the parties thereto and their personal representatives, and judgment may be entered thereon in any court having jurisdiction thereof. Any party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute. Any arbitration hereunder shall be administered by the AAA in accordance with the terms of this Section 12.11, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law.

                SECTION 12.13.  NO THIRD-PARTY BENEFICIARIES.  Except for
Section 7.2 and Article X, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto and successors and assigns permitted by Section 12.6 any right, remedy or claim under or by reason of this Agreement.

                IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto or by their duly authorized officers, all as of the date first above written.


                          CMS ENERGY CORPORATION,
                            a Michigan corporation


                          By:  /s/ Preston D. Hopper
                               Name:  Preston D. Hopper
                               Title:  Vice President


                          CMS MERGING CORPORATION,
                            a Texas corporation


                          By:  /s/ William H. Stephens, III
                               Name: William H. Stephens, III
                               Title: General Counsel


                          WALTER INTERNATIONAL, INC.,
                            a Texas corporation


                          By:  /s/ J. C. Walter, Jr.
                               Name:  J. C. Walter, Jr.
                               Title:  President


                          /s/ J.C. Walter, Jr.
                                       J.C. WALTER, JR.


                          /s/ J.C. Walter, III
                                       J.C. WALTER, III


                          /s/ Carole Walter Looke
                                     CAROLE WALTER LOOKE

                          By:  /s/ J. C. Walter, Jr.
                               Name:  J. C. Walter, Jr.
                               As Agent and Attorney-in-Fact


                          /s/ F. Fox Benton, Jr.
                                      F. FOX BENTON, JR.

                         /s/ Gordon A. Cain
                                  GORDON A. CAIN



                         THE CAIN 1988 DESCENDANTS TRUST


                         By:  /s/ James D. Weaver
                              Name:  James D. Weaver
                              Title:  Trustee


                        WILLIAM C. OEHMIG


                         By:  /s/ Margaret W. Oehmig
                              Margaret W. Oehmig
                              Attorney-in-Fact


                         PRUDENTIAL-BACHE ENERGY
                           GROWTH FUND, L.P. G-2

                         By:  GRAHAM ENERGY, LTD,
                                 as liquidating agent


                         By:  /s/ Russell L. Allen
                              Name:   Russell L. Allen
                              Title:  President


                         PRUDENTIAL-BACHE ENERGY
                           GROWTH FUND, L.P. G-3


                         By:  GRAHAM ENERGY, LTD,
                                 as liquidating agent


                         By:  /s/ Russell L. Allen
                                  Name:   Russell L. Allen
                                  Title:  President


                         PRUDENTIAL-BACHE ENERGY
                           GROWTH FUND, L.P. G-4


                         By:  GRAHAM ENERGY, LTD,
                                 as liquidating agent